AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 22, 2004

REGISTRATION NO. 333-120232

REGISTRATION NOS. 333-120232-01 THROUGH 333-120232-11

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

US LEC Corp.*

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4813 (Primary Standard Industrial Classification Code Number)	56-2065535 (I.R.S. Employer Identification Number)

6801 Morrison Boulevard

Morrocroft III

Charlotte, North Carolina 28211

Telephone: (704) 319-1000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Registrant’s Principal Executive Offices)

Mr. Michael L. Shor, Esq.

General Counsel and Secretary

6801 Morrison Boulevard

Morrocroft III

Charlotte, North Carolina 28211

Telephone: (704) 319-1000

(Name, Address, Including Zip Code, and Telephone Number, Including

Area Code, of Agent for Service)

Copies to:

Barney Stewart III, Esq.

Thomas H. O’Donnell, Jr., Esq.

Moore & Van Allen PLLC

100 North Tryon Street, Suite 4700

Charlotte, North Carolina 28202-4003

Telephone: (704) 331-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

* Information regarding Additional Registrants is contained in the “Table of Additional Registrants” on the following page.

The Registrant and the Additional Registrants named below hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant and the Additional Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective in such dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Subsidiary	State of Organization	IRS Employer ID No.
US LEC of North Carolina Inc.	North Carolina	56-2091767
US LEC of Georgia Inc.	Delaware	56-2065537
US LEC of Tennessee Inc.	Delaware	56-2065536
US LEC of Florida Inc.	North Carolina	56-2046424
US LEC of South Carolina Inc.	Delaware	56-2056428
US LEC of Alabama Inc.	North Carolina	56-2104211
US LEC of Maryland Inc.	North Carolina	56-2117626
US LEC of Pennsylvania Inc.	North Carolina	56-2117625
US LEC Communications Inc.	North Carolina	56-2162051
US LEC of Virginia L.L.C.	Delaware	56-2012173
US LEC Acquisition Co.	North Carolina	47-0903254

The primary standard industrial classification of all of the additional registrants is 4813. The principal executive offices of all of the additional registrants is Morrocroft III, 6801 Morrison Boulevard, Charlotte, North Carolina 28211. Their telephone number is (704) 319-1000.

PROSPECTUS

Offer to Exchange

Registered Second Priority Senior Secured Floating Rate Notes due 2009

For Any and All Outstanding

Unregistered Second Priority Senior Secured Floating Rate Notes due 2009

We are offering to exchange new registered Second Priority Senior Secured Floating Rate Notes due 2009 for all of our outstanding unregistered Second Priority Senior Secured Floating Rate Notes due 2009.

Terms of the exchange notes:

•	The new registered notes, which we refer to as the “exchange notes,” will be identical in all material respects to the outstanding unregistered notes, which we refer to as the “original notes.” We refer to the exchange notes and the original notes collectively as the “notes.”

Terms of the Exchange Offer:

•	This exchange offer expires at 5:00 p.m., New York City time, on December 29, 2004, unless we extend it.

•	We will issue exchange notes for all original notes that are validly tendered and not validly withdrawn prior to the expiration date of the exchange offer.

•	You should carefully review all of the procedures for tendering original notes under the caption “The Exchange Offer” beginning on page 18 of this prospectus. If you do not comply with these procedures, we are not obligated to exchange your original notes for exchange notes.

•	We will not receive any proceeds from this exchange offer.

•	If you currently hold original notes and fail to validly tender them, you will continue to hold unregistered original notes and your ability to transfer them will be restricted.

•	When the exchange notes are issued, they will be registered under the Securities Act of 1933, as amended, and will not be subject to any restrictions on transfer.

•	Although the exchange notes will be registered, we do not intend to list them on any securities exchange or arrange for them to be quoted on any quotation system. Consequently, we do not anticipate an active public market for the exchange notes.

Both acceptance and rejection of this exchange offer involves risks. Some of the risks associated with the exchange offer and an investment in the exchange notes are described under the caption “Risk Factors” beginning on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities administrator has approved or disapproved of the notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 24, 2004.

If you are a broker-dealer that receives exchange notes for your own account pursuant to this exchange offer, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). You may use this prospectus, as we may amend or supplement it in the future, for your resales of exchange notes received in exchange for original notes where the original notes were acquired by you as a result of market-making or other trading activities. We have agreed to make this prospectus available to any broker-dealer in connection with any such resale for a period of 90 days after the date of the closing of this exchange offer. For more information, see the section entitled “Plan of Distribution” in this prospectus.

This prospectus incorporates business and financial information about us that is not included in or delivered with this document. You may obtain a copy of the information incorporated by reference into this prospectus by following the procedures described under the caption “Where You Can Find More Information About US LEC” contained elsewhere in this prospectus. In addition, we will provide upon request a free copy of any or all of the documents incorporated by reference into this prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference) to anyone to whom we provide this prospectus. Written or telephone requests should be directed to Investor Relations Department, US LEC Corp., Morrocroft III, 6801 Morrison Boulevard, Charlotte, North Carolina 28211, telephone: (704) 319-1000. You must request documents no later than five business days before you make your investment decision concerning our securities to obtain timely delivery of these documents. In addition, you must request this information by December 22, 2004 or at least five business days in advance of the expiration of this exchange offer.

This prospectus is a part of a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”). This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements about the contents of contracts or other documents contained in this prospectus or in any other filing to which we refer you are not necessarily complete. You should review the actual copy of such documents filed as an exhibit to the Registration Statement or such other filing. Copies of the Registration Statement and these exhibits may be obtained from us as indicated above or from the SEC upon payment of the fees prescribed by the SEC. See “Where You Can Find More Information About US LEC.”

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities (1) in any jurisdiction where the offer or sale is not permitted, (2) where the person making the offer is not qualified to do so or (3) to any person who cannot legally be offered the securities. You must comply with all

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applicable laws and regulations in force in any applicable jurisdiction, and you must obtain any consent, approval or permission required for the purchase, offer or sale by you of the notes under the laws and regulations in force in the jurisdiction to which you are subject or in which you purchase, offer or sell the notes. We have no responsibility therefore.

You should assume that the information appearing in this prospectus and the information incorporated by reference are accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

No representation or warranty, express or implied, is made as to the accuracy or completeness of the information obtained from third party sources contained in or incorporated by reference into this prospectus, and nothing contained in or incorporated by reference into this prospectus is, or shall be relied upon as, a promise or representation, whether as to past or future performance.

Nothing in this prospectus should be considered business, tax, legal or investment advise. You should consult with your own business, tax, legal or investment advisors before deciding whether to accept or reject this exchange offer.

TERMS USED IN THIS PROSPECTUS

Unless otherwise noted, the following terms used in this prospectus will have the meanings below:

•	The terms “we,” “us,” “our,” “ours,” “Company” and “US LEC” refer to US LEC Corp., the issuer of the notes, and its subsidiaries;

•	The term “original notes” refers to the unregistered Second Priority Senior Secured Floating Rate Notes due 2009, which we issued on September 30, 2004;

•	The term “exchange notes” refers to the registered Second Priority Senior Secured Floating Rate Notes due 2009, which will be issued in this exchange offer;

•	The term “notes” refers to the original notes and the exchange notes collectively; and

•	The term “DTC” refers to the Depository Trust Company.

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SUMMARY

The following summary highlights important information about our business and this exchange offer. It does not contain all the information that you should consider before investing in the exchange notes. For a more complete understanding of this exchange offer, we encourage you to read this entire document and the documents incorporated herein carefully.

The Company

We are a super-regional telecommunications carrier providing on-net integrated voice, data and Internet services, typically in a bundled service offering, to more than 20,000 mid-to-large-sized business class customers throughout most of the eastern United States. We serve a broad array of telecommunications-intensive customers including customers in the automotive, construction, education, financial, government, healthcare, hospitality, professional/legal, real estate, retail and transportation sectors and other telecommunications and Internet service providers.

We provide our full suite of voice, data and Internet services in 15 states plus the District of Columbia, including Alabama, Delaware, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee and Virginia. We also offer nationwide data services, as well as selected voice services, such as long distance calling, calling card, conferencing and toll free service, in 27 additional states.

Our principal executive offices are located at Morrocroft III, 6801 Morrison Boulevard, Charlotte, North Carolina 28211, and our telephone number is (704) 319-1000. Our website is located at www.uslec.com. The information on our website is not part of this prospectus.

The Exchange Offer

On September 30, 2004, we issued $150.0 million in aggregate principal amount of Second Priority Senior Secured Floating Rate Notes due 2009 in a private offering that was exempt from the registration requirements of the Securities Act. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed, among other things, to use our reasonable best efforts to have this Registration Statement effective within 150 days of the issuance of the original notes. As of the date of this prospectus, there is $150.0 million in aggregate principal amount of original notes outstanding.

The Exchange Offer

We are offering to exchange all of our outstanding original notes for a like principal amount of our registered Second Priority Senior Secured Floating Rate Notes due 2009. The exchange notes will be governed by the same indenture as the original notes. The terms of the exchange notes will be identical in all material respects to the original notes, except that the exchange notes:

•	will be registered under the Securities Act, and therefore will not contain any restrictive legends;

•	will not have registration rights; and

•	will not have the right to additional interest if we do not complete this exchange offer on a timely basis.

Expiration date; extension of tender period; termination; and amendment

This exchange offer will expire at 5:00 p.m., New York City time, on December 29, 2004, unless we extend it. You must tender your outstanding original notes prior to this time if you want to participate in the exchange offer. We may terminate the exchange offer in the event of circumstances described on page 18 under the caption “The Exchange Offer.” We have the right to amend the terms of the exchange offer subject to our obligations under the registration rights agreement.

Resales of exchange notes without further registration; prospectus delivery

Based on SEC staff interpretations given to other, unrelated issuers in other exchange offers, we believe that holders of the exchange notes who are not broker-dealers, can offer for resale, resell and otherwise transfer the exchange notes without complying with the registration and prospectus delivery requirements of the Securities Act, if such holders:

•	acquire the exchange notes in the exchange offer in the ordinary course of your business;

•	are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes; and

•	are not an “affiliate” of US LEC, as defined in Rule 405 under the Securities Act.

By executing or agreeing to the terms of the letter of transmittal related to this exchange offer, you are representing to us that you satisfy each of these conditions. If you do not satisfy these conditions and you transfer the exchange notes issued to you in the exchange offer without delivering a prospectus that meets the requirements of the Securities Act or without qualifying for an exemption from the registration requirements of the Securities Act, you may incur liability under the Securities Act. We will not indemnify you against any Securities Act liability you may incur.

We will not seek a SEC staff interpretation in connection with our exchange offer. We cannot assure you that the SEC staff would make a similar interpretation with respect to our exchange offer.

Restrictions on resales by broker-dealers

Under the Securities Act, each broker-dealer that receives registered notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the registered notes. A broker-dealer may use this prospectus in connection with any resale of the exchange notes received in the exchange offer for a period of 90 days after the end of the exchange offer.

Conditions to the exchange offer	The exchange offer is subject to various conditions. All conditions must be satisfied or waived prior to the expiration of the exchange offer.

Procedures for tendering original notes	A holder who wishes to tender original notes in the exchange offer must do either of the following by 5:00 p.m., New York City time, on or prior to the expiration date:

•	properly complete, sign and date the letter of transmittal, including all other documents required by the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver that letter of transmittal and other required documents to the exchange agent at the address listed below under “The Exchange Offer—Exchange Agent” on or before the expiration date; or

•	if the original notes are tendered under the book-entry transfer procedures described below, transmit to the exchange agent on or before the expiration date an agent’s message.

In addition, one of the following must occur by 5:00 p.m., New York City time, on or prior to the expiration date:

•	the exchange agent must receive certificates representing your original notes, along with the letter of transmittal, on or before the expiration date; or

•	the exchange agent must receive a timely confirmation of book-entry transfer of the original notes into the exchange agent’s account at DTC under the procedure for book-entry transfers described below, along with the letter of transmittal or a properly transmitted agent’s message, on or before the expiration date; or

•	the holder must comply with the guaranteed delivery procedures described below.

Do not send letters of transmittal or certificates representing original notes to us or DTC. Send these documents only to the exchange agent.

Special procedures for beneficial owners

If you own a beneficial interest in original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your interest in the original notes in the exchange offer, please contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf and to comply with the procedures for tendering original notes described in this prospectus and the letter of transmittal.

Guaranteed delivery procedures for tendering original notes

If you cannot deliver any necessary documentation or comply with the applicable procedures under DTC standard operating procedures for electronic tenders on or before the expiration date, you may tender your original notes according to the guaranteed delivery procedures set forth under the caption “The Exchange Offer—Guaranteed Delivery Procedures.”

Exchange offer; registration rights; consequences of failing to tender

Under a registration rights agreement executed as part of the sale of the original notes, we and the guarantors agreed to exchange the original notes for exchange notes registered under the Securities Act on or prior to March 29, 2005 or file under certain circumstances a shelf registration statement to cover resales of the original notes and to cause the registration statement to be declared effective by the SEC. If we fail to satisfy these obligations, we have agreed to pay liquidated damages (in the form of additional interest) to holders of the original notes under certain circumstances. See “The Exchange Offer.”

This exchange offer is intended to satisfy our obligations under the registration rights agreement. If you are eligible to participate in the exchange offer and do not tender your original notes or fail to validly tender, you will not be entitled to any further registration rights under the registration rights agreement except under limited circumstances. Your unexchanged notes will, however, remain outstanding and entitled to the benefits of the indenture.

Withdrawal	You may withdraw the tender of original notes at any time before the exchange offer expires. Withdrawals may not be rescinded. If you change your mind again, you may tender your original notes again by following the exchange offer procedures before the exchange offer expires.

Accrued interest

Interest on the exchange notes will accrue from the most recent interest payment date on which interest was paid on the original notes or, if no interest has been paid on the original notes, from September 30, 2004.

Delivery of exchange notes

We will deliver exchange notes by book-entry transfer as soon as reasonably practicable after acceptance of the original notes. If we do not accept any of your outstanding original notes for exchange, we will return them to you as promptly as practicable after the expiration or termination of the exchange offer without any expense to you.

No appraisal rights	No appraisal rights are available to holders of original notes in connection with the exchange offer.

Material United States federal income tax considerations

Your exchange of original notes for exchange notes should not be a taxable exchange for United States federal income tax purposes. You should not recognize any taxable gain or loss or any interest income as result of the exchange.

Exchange agent	U.S. Bank National Association

Legal requirements to exchange offer

There are no federal or state regulatory requirements that must be complied with in connection with the exchange offer, other than registration under the Securities Act of the exchange notes and the related guarantees.

Use of proceeds

We will not receive any cash proceeds from the issuance of the exchange notes. Proceeds from the private offering of the original notes were used to repay all of the outstanding indebtedness under our senior credit facility and senior subordinated notes. The amount of our outstanding indebtedness will not change as a result of this exchange offer.

Legal limitation	We are not making any offer to sell, nor are we soliciting any offer to buy, securities in any jurisdiction in which the offer or sale is not permitted.

Summary of the Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuer	US LEC Corp.

Securities Offered	$150,000,000 aggregate principal amount of second priority senior secured floating rate notes due 2009.

Maturity	October 1, 2009.

Interest Rate	LIBOR plus 8.50% per annum (calculated using a 360-day year). The interest rate will be reset semi-annually.

Interest Payment Dates	April 1 and October 1, beginning on April 1, 2005.

Ranking

The exchange notes will be our senior obligations and will be secured by a second priority lien, subject to certain exceptions, on substantially all of our assets. The exchange notes will rank pari passu with our existing and future senior debt and senior to any subordinated debt we may incur in the future. The guarantees of the exchange notes will rank pari passu with any existing and future senior debt of the guarantors and will be secured by a second priority lien on substantially all of the assets of each guarantor. The exchange notes and the guarantees will be effectively subordinated to any of our or the guarantors’ first priority secured debt obligations.

Guarantees	All of our subsidiaries on the issue date will unconditionally guarantee the exchange notes on a joint and several basis.

If we create or acquire a new subsidiary, it will guarantee the exchange notes unless we designate the subsidiary as an “unrestricted subsidiary” under the indenture or the subsidiary does not have significant assets.

Security	The exchange notes and the guarantees will be secured by a second priority lien on substantially all of our assets subject to certain exceptions. See “Description of Notes—Collateral.”

Optional Redemption

We cannot redeem the exchange notes until October 1, 2006, except as described below. Thereafter we may redeem some or all of the exchange notes at the redemption prices listed in “Description of Notes—Redemption—Optional Redemption,” plus accrued and unpaid interest.

Optional Redemption After Equity Offerings

At any time (which may be more than once) before October 1, 2006, we can choose to redeem up to 35% of the outstanding exchange notes with money that we raise in one or more equity offerings, as long as:

•	we pay 100% of the principal amount, plus the then applicable LIBOR plus 8.50% of the face amount, plus accrued and unpaid interest;

•	we redeem the exchange notes within 90 days of completing the public equity offering; and

•	at least 65% of the aggregate principal amount of exchange notes issued remains outstanding afterwards.

Change of Control Offer	If a change in control occurs, we must give holders of the exchange notes the opportunity to sell us their exchange notes at 101% of their face amount, plus accrued and unpaid interest.

We might not be able to pay you the required price for exchange notes you present to us at the time of a change of control, because:

•	we might not have enough funds at that time; or

•	the terms of our senior debt may prevent us from paying.

Asset Sale Proceeds

If we or our subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business within 365 days or make an offer to purchase a principal amount of the exchange notes equal to the excess net cash proceeds. The purchase price of the exchange notes will be 100% of their principal amount, plus accrued and unpaid interest.

Certain Covenants	The indenture that will govern the exchange notes contains covenants that, among other things, limit our ability and the ability of our subsidiaries, to:

•	incur additional debt or enter into sale and leaseback transactions;

•	pay dividends or distributions on our capital stock or repurchase our capital stock;

•	issue stock of subsidiaries;

•	make certain investments;

•	create liens on our assets to secure debt;

•	enter into transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer and sell assets.

These covenants are subject to a number of important limitations and exceptions.

Absence of market for the exchange notes

The exchange notes are a new issue of securities with no established trading market. We do not currently intend to apply to list the exchange notes on any securities exchange or quotation system. Accordingly, we cannot assure you as to the development or liquidity on any market for the exchange notes.

You should refer to the section “Risk Factors” on page 11 for an explanation of certain risks associated with the exchange notes and this exchange offer.

Summary Consolidated Financial and Operating Data

The summary consolidated income statement data for the years ended December 31, 2001, 2002 and 2003 and the summary consolidated balance sheet data as of December 31, 2002 and 2003 are derived from US LEC’s audited consolidated financial statements, which are incorporated by reference into this prospectus. The summary consolidated income statement data for the nine months ended September 30, 2003 and 2004 and the summary consolidated balance sheet data as of September 30, 2003 and 2004 are derived from US LEC’s unaudited consolidated financial statements, which are incorporated by reference into this prospectus. The summary consolidated balance sheet data as of December 31, 2001 are derived from US LEC’s audited financial statements, which are not included in or incorporated by reference into this prospectus.

	Year Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004
	(dollars in thousands, except per share data)
Income Statement Data:
Revenue	$178,602	$250,363	$310,825	$231,130	$264,082 (1)
Network expenses	90,298	121,127	148,699	109,946	127,788
Depreciation and amortization	35,103	45,062	48,374	36,766	36,877
Charges related to early extinguishment of debt	—	—	—	—	2,375 (2)
Selling, general and administrative(3)	107,856	122,378	120,400	91,927	101,664

Loss from operations	(54,655)	(38,204)	(6,648)	(7,509)	(4,622)
Other income	—	—	267	—	—
Net interest expense	(8,699)	(7,688)	(8,159)	(6,051)	(9,279)

Net loss	(63,354)	(45,892)	(14,540)	(13,560)	(13,901)

Preferred stock dividends	(12,810)	(13,596)	(14,431)	(10,742)	(11,401)
Preferred stock accretion of issuance costs	(491)	(521)	(553)	(411)	(436)

Net loss attributable to common stockholders	$(76,655)	$(60,009)	$(29,524)	$(24,713)	$(25,738)

Net loss attributable to common stockholders per common share—basic and diluted	$(2.83)	$(2.26)	$(1.08)	$(0.92)	$(0.86)

Weighted average number of shares outstanding—basic and diluted	27,108	26,546	27,392	27,002	29,884

Other Financial Data:
Net cash provided by (used in) operating activities	(5,971)	(5,645)	55,333	40,351	13,671
Net cash used in investing activities	(40,425)	(31,809)	(42,202)	(25,203)	(22,230)
Net cash provided by (used in) financing activities	21,077	(17,333)	4,280	458	(16,039)
Ratio of earnings to fixed charges(4)	—	—	—	—	—

Balance Sheet Data (at end of period):
Cash and cash equivalents	$80,502	$25,715	$43,126	$41,321	$50,606
Property and equipment, net	188,436	178,810	165,793	166,012	154,953
Total assets	333,313	285,314	285,299	274,243	297,013
Long-term debt (including current portion)	150,000	130,617	125,818	131,797	149,250 (5)
Series A convertible preferred stock	216,155	230,272	245,255	241,425	257,093
Total stockholders’ deficiency	(97,325)	(153,991)	(171,161)	(177,363)	(195,974)

(1)	Revenue for the nine months ended September 30, 2004 includes the revenue impact of the recently concluded resolution of inter-carrier compensation issues with BellSouth Telecommunications Inc. (“BellSouth”), which resulted in the recognition of $1,839 in revenue during the nine months ended September 30, 2004.
(2)	Charges related to early extinguishment of debt represent the unamortized debt issuance fees totaling $2,375 related to the termination of the Company’s senior credit facility and the senior subordinated notes.
(3)	SG&A expenses are net of the recovery of disputed receivables in 2001 and net of provisions for (recovery of) doubtful accounts related to WorldCom in 2002 and 2003. The Company resolved its disputes with both BellSouth and Sprint during 2001. Included in the 2001 consolidated statements of operations is an amount approximating $7,042, representing a net recovery of amounts previously recorded as reserves for disputed receivables and certain other related accruals. The Company recorded a $9,500 provision for doubtful accounts related to WorldCom in 2002 and a $5,867 recovery for doubtful accounts related to the settlement and sale of WorldCom receivables in 2003. Normal and recurring provisions for doubtful accounts are included in selling, general and administrative expenses for all periods presented.
(4)	The ratio of earnings to fixed charges is calculated by adding fixed charges to pre-tax income from continuing operations and dividing the sum by fixed charges. Fixed charges is comprised of interest expense and such portion of rent expense determined to be representative of the interest factor. For each period, the ratio was less than one-to-one. The dollar amount of the deficiency was $63,354 in 2001, $45,892 in 2002, $14,540 in 2003, $13,560 in first nine months of 2003 and $13,901 in first nine months of 2004.
(5)	The face value of the notes is $150,000. As of September 30, 2004, the fair market value of the notes was $149,250. The discount on the notes, totaling $750, is being amortized to interest expense in the statement of operations through the maturity date of October 1, 2009.

RISK FACTORS

Holders of original notes should carefully consider and evaluate all of the information set forth in, this prospectus before deciding whether to participate in this exchange offer. In addition, you should consider the risks described in our other filings with the SEC, including those described in Exhibit 99.1 to our Form 10-Q for the fiscal quarter ended September 30, 2004, which is incorporated herein by reference.

Risks Related to the Exchange Offer

Failure to exchange your original notes may have adverse consequences to you.

The exchange offer will expire at 5:00 p.m., New York City time, on December 29, 2004, or on a later extended date and time as we may decide.

Original notes that are not tendered or are tendered but not accepted for exchange will remain outstanding following this exchange offer and continue to be subject to the transfer restrictions described in the legend on the original notes. As a result, the original notes may not be offered or sold unless registered under the Securities Act or pursuant to an exemption from or in a transaction not subject to the Securities Act and applicable state securities laws. We do not intend to register the original notes under the Securities Act or any applicable state securities laws. After the exchange offer, you will not be entitled to any rights to have such original notes registered under the Securities Act except in limited circumstances. The exchange notes will not be subject to any transfer restrictions.

In addition, the aggregate principal amount of the original notes outstanding will be reduced to the extent original notes are tendered and accepted in the exchange offer. This could adversely affect the trading market, if any, for the original notes. Nevertheless, we cannot assure you that a market for the exchange notes will develop.

Certain participants in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on certain no-action letters issued by the staff of the Commission, we believe that you may offer for resale, resell or otherwise transfer the original notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. For example, if you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under this act. We do not and will not assume, or indemnify you against, this liability.

If you do not comply with the specified exchange procedures described in this prospectus, you may be unable to obtain registered notes.

Issuance of the exchange notes in exchange for the original notes pursuant to the exchange offer will be made following the prior satisfaction, or waiver, of the conditions set forth in “The Exchange Offer—Conditions.” We will issue the exchange notes in exchange for the original notes pursuant to this exchange offer only after the exchange agent has timely received the original notes, along with a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your original notes in exchange for exchange notes, you should allow sufficient time to ensure timely delivery of all required documentation. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities with respect to the tender of original notes for exchange.

Risks Related to the Notes

The interest expense associated with the notes will reduce the cash available to fund our operations, execute our growth strategy and repay the principal amount of the notes.

We had approximately $50.0 million of cash on hand at September 30, 2004, which, together with cash we expect to generate from operations in future periods, will be available to fund our capital expenditures, working capital requirements and growth plans. We will also be required to dedicate a substantial portion of our cash to pay interest on the notes. This will reduce the cash available to fund future capital expenditures and working capital requirements and to execute our growth strategy. Reductions in our available cash could also:

•	increase our vulnerability to general adverse economic and industry conditions and adverse changes in governmental regulations;

•	limit our flexibility to plan for, and react to, changes in our business;

•	limit our ability to borrow additional funds; and

•	limit our ability to accumulate cash to satisfy our obligations to repay the outstanding principal amount of the notes.

These risks may be accentuated by increases in interest rates that affect the variable interest rate on the notes.

The indenture relating to the notes contains restrictive covenants that may limit our flexibility, and a breach of those covenants may cause us to be in default under the indenture or instruments governing our other debt.

The indenture relating to the notes limits, and in some circumstances prohibits, our ability to, among other things:

•	incur additional debt;

•	pay dividends;

•	make capital expenditures, investments or other restricted payments;

•	engage in sale-leaseback transactions;

•	engage in transactions with stockholders and affiliates;

•	guarantee debts;

•	create liens;

•	sell assets;

•	issue or sell capital stock of subsidiaries; and

•	engage in mergers and acquisitions.

These restrictions could limit our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. In addition, if we do not comply with these covenants and financial covenants in any other indebtedness we may then have, the notes and that other indebtedness could become immediately due and payable. If we are unable to repay those amounts, our lenders, including the noteholders, could accelerate the debt we owe them and/or initiate a bankruptcy proceeding or liquidation proceeding or proceed against the collateral granted to them to secure that indebtedness. If either of these events were to occur, we might not have sufficient assets to repay our indebtedness, including the notes.

The collateral securing the notes may be subjected to a first priority claim by creditors with first priority liens. If there is a default, the value of the collateral may not be sufficient to repay both the first priority creditors and the holders of the notes.

Future indebtedness, including capital lease obligations and purchase money indebtedness, may be secured by a first priority lien on the collateral securing the notes. The notes have the benefit of a second priority lien on the collateral and therefore will effectively rank junior in right of payment to all amounts owed under such future indebtedness to the extent of the value of the collateral securing a first priority lien. In addition, subject to the restrictions contained in the indenture, we may incur additional indebtedness that will be secured by liens on assets that are not pledged to the holders of the notes, all of which would effectively rank senior in right of payment to the notes to the extent of the value of the assets securing the indebtedness. Holders of obligations secured by first priority liens on the collateral will be entitled to receive proceeds from any realization of the collateral to repay their obligations in full before the holders of the notes and other obligations secured by second priority liens will be entitled to any recovery from the collateral. See “Description of Notes.”

The proceeds from the sale or sales of the assets that make up the collateral may not be sufficient to satisfy the amounts outstanding under the notes and other obligations secured by the second priority liens, if any, after payment in full of the obligations secured by first priority liens on the collateral. The value of the collateral securing the notes in the event of a liquidation will depend upon market and economic conditions, the availability of suitable buyers and similar factors that are beyond our control. A sale of the collateral in a bankruptcy or similar proceeding will likely be made under duress, which could reduce the amounts that could be recovered. Further, a sale could occur when other companies in our industry also are distressed, which might increase the supply of similar assets and therefore reduce the amounts that could be recovered. The condition of the collateral is likely to deteriorate during any period of financial distress preceding a sale of the collateral. Accordingly, the proceeds of any sale of the collateral following an acceleration of maturity with respect to the notes may not be sufficient to satisfy, and may be substantially less than, amounts due on the notes after satisfying our obligations that are secured on a first priority basis. If such proceeds were not sufficient to repay amounts outstanding under the notes, holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against our remaining assets.

The intercreditor and security agreements in connection with the indenture will limit the rights of the holders of the notes and their control with respect to the collateral securing the notes.

The rights of the holders of the notes with respect to the collateral securing the notes will be substantially limited pursuant to the terms of the security agreement and as set forth in the indenture and, to the extent necessary, in the intercreditor agreement. Under the intercreditor agreement, at any time that obligations having the benefit of the first priority liens are outstanding, any actions that may be taken by the holders of second priority liens in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of these proceedings, and the approval of amendments to, releases of collateral from the lien of, and waivers of past defaults under, the collateral documents, will be at the direction of the holders of the obligations secured by the first priority liens. As a result, the trustee, on behalf of the holders of the notes, will not have the ability to control or direct these actions, even if the rights of the holders of the notes are adversely affected. Additional releases of collateral from the second priority lien securing the notes are permitted under some circumstances without the consent of the holders of the notes. See “Description of Notes—Collateral” and “Description of Notes—Intercreditor Agreement.”

Rights of holders of the notes in the collateral may be adversely affected by the failure to create or perfect security interests in certain collateral on a timely basis or at all.

We have agreed to secure the notes by granting second priority liens, subject to certain permitted liens, on all of our and the guarantors’ property that may also secure other indebtedness in the future, subject to some exceptions, and to take other steps to assist in perfecting the security interests granted in the collateral. Due to regulatory constraints, not all of the security interests in the collateral will be effective on the date the notes are issued. We and the guarantors will have 90 days from the closing of the sale of the notes to grant and perfect the security interests in portions of the collateral. Unless and until we take all necessary actions to create and perfect these security interests, holders of the notes will not have security interests in these portions of the collateral.

In addition, if we or any guarantor were to become the subject of a bankruptcy proceeding after the date the notes are issued, any liens recorded or perfected after the date the notes are issued would face a greater risk of being invalidated than if they had been recorded or perfected on the date the notes are issued. If a lien is recorded or perfected after the date the notes are issued, it may be treated under bankruptcy law as if it were delivered to secure previously existing indebtedness. In bankruptcy proceedings commenced within 90 days of lien perfection, a lien given to secure previously existing debt is materially more likely to be avoided as a preference by the bankruptcy court than if delivered and promptly recorded on the date the notes are issued. Accordingly, if we or a guarantor were to file bankruptcy after the date the notes are issued and the liens had been perfected less than 90 days before commencement of the bankruptcy proceeding, the liens securing the notes may be especially subject to challenge as a result of having been delivered after the date the notes are issued. To the extent that a challenge succeeded, holders of notes would lose the benefit of the security that the collateral was intended to provide.

Holders of the notes will not have a security interest in collateral owned by certain of our subsidiaries until state regulatory authorities approve the granting of security interests in this collateral.

We have applied for all required regulatory approvals for the granting of security interests in the assets of our subsidiaries and have agreed to use our best efforts to obtain them. However, some of these approvals may not be obtained by the date the notes are issued. Until these approvals are granted, noteholders will not have a security interest in the collateral owned by these subsidiaries.

The enforceability of the guarantees issued by and security interests granted by our subsidiaries may require FCC or state regulatory approvals, which may not be granted or which may be subject to delays or conditions.

In the event it becomes necessary to enforce the guarantees or the security interests, noteholders or the trustee under the indenture may be required to obtain regulatory approvals, including approval for the transfer of control of various licenses held by our operating subsidiaries or the transfer of control over or sale of the assets of our operating subsidiaries. These approvals may not be obtained or may be subject to delays or conditions that could affect your ability to enforce the guarantees.

The equity interests securing the notes will automatically be released from the second priority lien and no longer be deemed to be collateral to the extent the pledge of these equity interests would require the filing of separate financial statements for any subsidiary guarantors with the SEC.

The indenture governing the notes and the security agreement provide that, to the extent that any rule would require the filing with the SEC of separate financial statements of any of the guarantors due to the fact that the subsidiary’s capital stock or other ownership interests secure the notes, these equity interests or other securities will automatically be deemed not to be a part of the collateral to the extent necessary to not be subject to any filing requirement. In that event, the security documents provide for an automatic release of the second priority liens on the appropriate amount of capital stock or other ownership interests but maintain a pledge of any assets of such subsidiary. Current SEC rules could require some of the guarantors to file separate financial statements with the SEC. As a result, the capital stock or other ownership interests of these guarantors will not be a part of the collateral to the extent necessary to avoid this requirement.

We are a holding company and, as a result, rely on the receipt of funds from our subsidiaries in order to meet our cash needs and service our indebtedness, including the notes.

We are a holding company and our principal assets consist of the shares of capital stock or other equity instruments of our subsidiaries. As a holding company without independent means of generating operating revenues, we depend on dividends, distributions, loans and other payments from our subsidiaries to fund our obligations and meet our cash needs. The payment of these dividends, distributions and other payments from our subsidiaries to us may be subject to regulatory or contractual restrictions. We cannot assure you that the operating results of our subsidiaries at any given time will be sufficient to make distributions to us in order to allow us to make payments on the notes.

The interests of the holders of our preferred stock may not be aligned with your interests as a holder of the notes.

As of August 15, 2004, affiliates of Thomas H. Lee Partners, L.P. and Bain Capital, LLC held 257,604 shares of our Series A Convertible Preferred Stock (the “Preferred Stock”) and controlled in the aggregate, on an as-if-converted basis, approximately 23% of the voting power of our common stock. Consequently, these equity holders can exert significant influence over our affairs and policies. Circumstances may occur in which the interests of these equity holders could be in conflict with the interest of the holders of the notes. In addition, these equity holders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve increased risks to holders of the notes.

We may be unable to make a change of control offer required by the indenture governing the notes, which would cause defaults under the indenture governing the notes and our other financing arrangements.

The terms of the notes will require us to make an offer to repurchase the notes upon the occurrence of a change of control at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest to the date of the purchase. Other financing arrangements in place from time to time may require repayment of amounts outstanding in the event of a change of control and limit our ability to fund the repurchase of your notes in certain circumstances. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in other financing arrangements we may have will not allow the repurchases. See “Description of Notes—Change of Control.”

The guarantees issued by certain of our subsidiaries may not be enforceable unless the guarantees are approved by state regulatory authorities.

We have applied for all required regulatory approvals for the issuance of guarantees by our subsidiaries and have agreed to use our best efforts to obtain them. However, some of these approvals may not be obtained by the date the notes are issued. Holders of notes may not be able to enforce the guarantees issued by these subsidiaries until the approvals are obtained.

The guarantees may not be enforceable because of fraudulent conveyance laws.

The guarantors’ guarantees of the notes may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy lawsuit is commenced by or on behalf of our or the guarantors’ unpaid creditors. Under these laws, if in such a lawsuit a court were to find that, at the time a guarantor incurred debt (including debt represented by the guarantee), such guarantor:

•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors;

•	received less than reasonably equivalent value or fair consideration for incurring this debt and the guarantor;

•	was insolvent or was rendered insolvent by reason of the related financing transactions;

•	was engaged, or was about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay these debts as they mature, as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes;

then the court could void the guarantee or subordinate the amounts owing under the guarantee to the guarantor’s presently existing or future debt or take other actions detrimental to you.

In addition, the subsidiary guarantors may be subject to the allegation that since they incurred their guarantees for our benefit, they incurred the obligations under the guarantees for less than reasonably equivalent value or fair consideration.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts, including contingent liabilities, is greater than its assets, at fair valuation; or

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and mature.

If a guarantee is voided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be our creditor or that of any guarantor whose obligation was not set aside or found to be unenforceable. In addition, the loss of a guarantee will constitute a default under the indenture, which default would cause all outstanding notes to become immediately due and payable.

We believe that, at the time the guarantors initially incur the debt represented by the guarantees, the guarantors:

•	will not be insolvent or rendered insolvent by the incurrence;

•	will have sufficient capital to run our or their businesses effectively; and

•	will be able to pay obligations on the notes and the guarantees as they mature or become due.

In reaching the foregoing conclusions, we have relied upon our analyses of internal cash flow projections and estimated values of the assets and liabilities of the guarantors. In addition, we have relied on a limitation to be contained in the guarantors’ guarantees that limits the guarantee as necessary to prevent it from constituting a fraudulent conveyance under applicable law. However, a court passing on these questions might not reach the same conclusions.

An active public market may not develop for the notes, which may hinder your ability to liquidate your investment.

Prior to this exchange offer, there was no public market for the notes. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for fixed income securities and by changes in our financial performance or prospects or in the prospects for companies in our industry in general. As a result, we cannot assure you that an active trading market will develop for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of the U.S. securities laws. These forward-looking statements include, but are not limited to, statements about our future financial position and results of operations, our strategy, plans, objectives, goals and targets, future developments in the markets where we participate or are seeking to participate and other statements that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “plan”, “potential”, “predict”, “should” or “will” or the negative of such terms or comparable terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements expressed or implied by such forward-looking statements to differ materially from historical results or those anticipated. These forward-looking statements are based on numerous assumptions regarding our present and future business strategies and the environment in which we will operate in the future. These risks, uncertainties and other factors include, among other things, those listed under “Risk Factors” as well as those included elsewhere in this prospectus. These factors could cause our actual results, performance or achievements to differ materially from those in the forward-looking statements.

These forward-looking statements speak only as of the date of this prospectus and we undertake no obligation to update our forward-looking statements or risk factors to reflect new information, future events or otherwise. Additional factors affecting our business emerge from time to time and it is not possible for us to predict all of these factors, nor can we assess the impact of all such factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe that the plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In addition, you should not interpret statements regarding past trends or activities as assurances that those trends or activities will continue in the future. All written, oral and electronic forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

THE EXCHANGE OFFER

Background and Reasons for the Exchange Offer

We issued the original notes on September 30, 2004 in a transaction exempt from the registration requirements of the Securities Act. Simultaneously with the sale of the original notes, we entered into a registration rights agreement with the initial purchasers of the original notes under which we agreed to offer to exchange the original notes for publicly tradeable notes having identical terms to those of the original notes. We do not intend to list the exchange notes on any exchange or market quotation system.

In particular, under the registration rights agreement we agreed, for the benefit of the holders of the original notes, at our cost

•	to use our best efforts to file with the SEC a registration statement with respect to the exchange offer for the exchange notes on or before December 29, 2004,

•	to use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act on or before February 28, 2005,

•	to keep the exchange offer registration statement effective until the closing of this exchange offer, and

•	to cause the exchange offer to be consummated on or before March 29, 2005.

This exchange offer is intended to satisfy our obligations under the registration rights agreement. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders of original notes known to us. In this section, the term “holder” means any person in whose name the original notes are registered on our agent’s books, any other person who has obtained a properly completed bond power from the registered holder or any person whose original notes are held of record by DTC and who wants to deliver these original notes by book-entry transfer to DTC. Only a holder of original notes may tender original notes in the exchange offer.

Under the terms of registration rights agreement, we have also agreed to file a shelf registration statement if:

•	we are not permitted to effect the exchange offer as contemplated by this prospectus because the exchange offer is not permitted by applicable law or SEC policy;

•	the exchange offer is not consummated prior to March 29, 2005;

•	a holder of Private Exchange Notes (as defined below) requests in writing after consummation of this exchange offer; or

•	a holder of original notes who participates in this exchange offer but who does not receive exchange notes that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an “affiliate” of ours) and the holder notifies us in writing within 30 days after becoming aware of these restrictions.

For purposes of this section, the term “Private Exchange Notes” means notes received by initial purchasers in exchange for original notes that had the status of an unsold allotment in the initial distribution of the original notes.

If any of these events occur, we will file with the SEC as promptly as practicable a shelf registration statement covering resales of the original notes by holders who satisfy various conditions relating to the provision of information in connection with the shelf registration statement. If a shelf registration statement is required, we will use our best efforts to cause the shelf registration statement to be filed with the SEC on or before the 90th day after we are required or requested and to keep effective the shelf registration statement until September 30, 2006 (or such earlier date when all of the Notes covered by the shelf registration statement have been sold pursuant thereto or cease to be outstanding).

The summary of the registration rights agreement provided above is not complete and you are encouraged to review the registration rights agreement yourself because it, and not this summary, governs our obligations regarding registration of the notes. A copy of the registration rights agreement is filed as an exhibit to the registration statement that includes this prospectus.

Terms of Exchange Notes

The form and terms of the exchange notes are identical in all material respects to the form and terms of the original notes except that the exchange notes:

•	will be registered under the Securities Act;

•	will not bear legends restricting their transfer; and

•	will not be entitled to any rights under the registration rights agreement (including any rights to additional interest), except in limited circumstances.

Interest on the Notes

Interest on the exchange notes will be paid on April 1 and October 1 each year until the exchange notes mature. The exchange notes will accrue interest from the most recent date to which interest has been paid or, if no interest has been paid, from September 30, 2004. Interest will be paid to the person in whose name the notes are registered on our agent’s books as of the March 15 or September 15 immediately preceding an interest payment date. Consequently, if this exchange offer is completed during the 15 day period between a record date and an interest payment date, interest will be paid to the registered holders of the original notes on the record date rather than the registered holders of exchange notes on the interest payment date.

In addition, if a registration default (as defined below) occurs, the interest rate borne by the original notes will be increased by 0.25% per annum upon the occurrence of each registration default. At the beginning of the second and any subsequent 90-day period that a registration default is continuing, the amount of additional interest will increase by an additional 0.25% per annum until all registration defaults have been cured. In no event will the rate of additional interest exceed 1.0% per annum.

A “registration default” includes a failure:

•	to file any registration statement required by the registration rights agreement on or before the date specified for such filing;

•	of any such registration statement to be declared effective by the SEC on or prior to the date specified for such effectiveness;

•	to consummate the exchange offer on or prior to March 29, 2005;

•	to keep any shelf registration statement declared effective by the SEC continuously effective for the periods required by the registration rights agreement; provided, however, that a registration default shall not occur until a shelf registration statement that has been declared effective by the SEC becomes unusable for more than 30 days in the aggregate in any consecutive 12 month period.

Terms of the Exchange Offer

We are offering to exchange $150 million in aggregate principal amount of our Second Priority Senior Secured Floating Rate Notes due 2009 that have been registered under the Securities Act for a like principal amount of our outstanding unregistered Second Priority Senior Secured Floating Rate Notes due 2009. The exchange notes will evidence the same debt as the original notes and will be issued under, and be entitled to the benefits of, the indenture governing the original notes.

Promptly after this registration statement has been declared effective, we will offer the exchange notes in exchange for surrender of the original notes. We will keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the original notes. You may tender some or all of your original notes under the exchange offer. The exchange offer is not conditioned upon any minimum amount of original notes being tendered.

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all original notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date of the exchange offer. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If we do not accept any tendered notes because of an invalid tender or for any other reason, we will return certificates for any unaccepted original notes without expense to the tendering holder as promptly as practicable after the expiration date.

We intend to conduct the exchange offer in accordance with the registration rights agreement and the applicable requirements of the Exchange and the rules and regulations of the SEC. The exchange offer is not extended to holders of original notes in any jurisdiction where the exchange offer does not comply with the securities or blue sky laws of that jurisdiction.

Expiration Date; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on December 29, 2004, unless we, in our sole discretion, extend it. The term “expiration date” means December 29, 2004, unless we extend the exchange offer, in which case the term “expiration date” means the latest date to which the exchange offer is extended. If we extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and give each registered holder notice of the extension by means of a press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion, to delay accepting any original notes, to extend the exchange offer or to amend or terminate the exchange offer if any of the conditions described below under “Conditions” have not been satisfied or waived by giving oral or written notice to the exchange agent of the delay, extension, amendment or termination. Further, we reserve the right, in our sole discretion, to amend the terms of the exchange offer.

We will notify you as promptly as practicable of any extension, amendment or termination. Depending upon the significance of the amendment, we may extend the exchange offer if it otherwise would expire during the extension period.

Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise or otherwise communicate any announcement, other than by making a timely release to an appropriate news agency.

Procedures for Tendering Original Notes

Any tender of original notes that is not withdrawn prior to the expiration date will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. A holder who wishes to tender original notes in the exchange offer must do either of the following on or prior to 5:00 p.m., New York City time, on the expiration date:

•	properly complete, sign and date the letter of transmittal, including all other documents required by the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver that letter of transmittal and other required documents to the exchange agent at the address listed below under “—Exchange Agent” on or before the expiration date; or

•	if the original notes are tendered under the book-entry transfer procedures described below, transmit to the exchange agent on or before the expiration date an agent’s message.

In addition, one of the following must occur on or prior to 5:00 p.m., New York City time, on the expiration date:

•	the exchange agent must receive certificates representing your original notes, along with the letter of transmittal, on or before the expiration date;

•	the exchange agent must receive a timely confirmation of book-entry transfer of the original notes into the exchange agent’s account at DTC under the procedure for book-entry transfers described below, along with the letter of transmittal or a properly transmitted agent’s message, on or before the expiration date; or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant. Delivery of an agent’s message will also constitute an acknowledgment from the tendering participant that the representations contained in the letter of transmittal are true and correct.

Delivery of all documents must be made to the exchange agent at the address set forth below. Do not send letters of transmittal or original notes to us. The method of delivery of original notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. Holders may also request their respective duly authorized brokers, dealers, commercial banks, trust companies or nominees to effect a tender for the holders. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date.

Generally, an eligible institution must guarantee signatures on a letter of transmittal or a notice of withdrawal unless the original notes are tendered:

•	by a registered holder of the original notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a firm which is:

•	a member of a registered national securities exchange;

•	a member of the National Association of Securities Dealers, Inc.;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	another “eligible institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding original notes, the original notes must be endorsed or accompanied by appropriate powers of attorney. The power of attorney must be signed by the registered holder exactly as the registered holder(s) name(s) appear(s) on the original notes and an eligible institution must guarantee the signature on the power of attorney.

If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to so act. If you wish to tender original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should promptly instruct the registered holder to tender on your behalf.

If you wish to tender on your behalf, you must, before completing the procedures for tendering original notes, either register ownership of the original notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance of original notes tendered for exchange. Our determination will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of original notes not properly tendered or original notes our acceptance of which might, in the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to any particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within the time period we determine. Neither we, the exchange agent nor any other person has any duty to give notification of defects or irregularities with respect to tenders of original notes. In addition, neither we, the exchange agent nor any other person will incur any liability for failure to give you notification of defects or irregularities with respect to tenders of your original notes.

By tendering, you will represent to us that, among other things:

•	the exchange notes acquired in the exchange offer are being acquired in the ordinary course of business of the person receiving the exchange notes;

•	neither you nor, to your knowledge, any other person receiving exchange notes from you has any arrangement or understanding with any person to participate in, or is engaging or intends to engage in, a distribution of the exchange notes;

•	neither you nor, to your knowledge, any other person receiving exchange notes from you is our “affiliate,” as defined under Rule 405 of the Securities Act, or if it is an “affiliate” of ours, the affiliate will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable and will provide us with information we request in connection with any shelf registration statement.

If you are a Participating Broker-Dealer (as defined below), you must also represent that you acquired your original notes as a result of market-making activities or other trading activities and that you will deliver a prospectus and comply with any other applicable provisions of the Securities Act in connection with any resale of the exchange notes.

Resale of Exchange Notes

Based on an interpretation of the Securities Act by the staff of the SEC set forth in several no action letters to unrelated third parties, and subject to the immediately following sentence, we believe that the exchange notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

•	any exchange notes to be received by you will be acquired in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in or have any arrangement or understanding with any person to participate in, the distribution of the original notes or exchange notes;

•	you are not an affiliate of ours or, if you are an affiliate of ours, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are a broker-dealer, you have not entered into any arrangement or understanding with us or any affiliate of ours to distribute the exchange notes; and

•	if you are a broker-dealer, you will receive exchange notes for your own account in exchange for unregistered original notes that were acquired as a result of market-making or other trading activities and that you will deliver a prospectus in connection with any resale of exchange notes.

If you wish to participate in the exchange offer, you will be required to make these representations to us in the letter of transmittal.

Any purchaser of original notes who is an affiliate of US LEC or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

•	will not be able to rely on the interpretation by the staff of the SEC set forth in the no-action letters,

•	will not be able to tender original notes in the exchange offer and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the original notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

In addition, in connection with any resales of exchange notes, any broker-dealer (a “Participating Broker-Dealer”) who acquired the original notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act and comply with any other applicable provisions of the Securities Act in connection with any resale of those exchange notes. See “Plan of Distribution.” The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the original notes) with the prospectus contained in this Exchange Offer Registration Statement. Under the registration rights agreement, we will be required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such exchange notes.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction of all conditions to the exchange offer, promptly after the expiration date, we will accept all original notes properly tendered and issue the exchange notes.

For purposes of the exchange offer, we shall be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice of that acceptance to the exchange agent. For each original note accepted for exchange, you will receive an exchange note having a principal amount equal to that of the surrendered original note.

In all cases, we will issue exchange notes for original notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives (1) certificates for your original notes or a timely confirmation of book-entry transfer of your original notes into the exchange agent’s account at DTC and (2) a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message. If we do not accept any tendered original notes for any reason set forth in the terms of the exchange offer or if you submit original notes for a greater principal amount than you desire to exchange, we will return the unaccepted or non-exchanged original notes without expense to you. In the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC under the book-entry procedures described below, we will credit the non-exchanged original notes to your account maintained with DTC.

Book-Entry Transfer

We understand that the exchange agent will make a request within two business days after the date of this prospectus to establish accounts for the original notes at DTC for the purpose of facilitating the exchange offer, and any financial institution that is a participant in DTC’s system may make book-entry delivery of original notes by causing DTC to transfer the original notes into the exchange agent’s account at DTC in accordance with

DTC’s procedures for transfer. Although delivery of original notes may be effected through book-entry transfer at DTC, the exchange agent must receive a properly completed and duly executed letter of transmittal with any required signature guarantees, or an agent’s message instead of a letter of transmittal, and all other required documents at its address listed below under “—Exchange Agent” on or before the expiration date, or if you comply with the guaranteed delivery procedures described below, within the time period provided under those procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If you wish to tender your original notes and your original notes are not immediately available, or you cannot deliver your original notes, the letter of transmittal or any other required documents or comply with DTC’s procedures for transfer before the expiration date, then you may participate in the exchange offer if:

(1) the tender is made through an eligible institution;

(2) before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing (a) the name and address of the holder and the principal amount of original notes tendered, (b) a statement that the tender is being made thereby and (c) a guarantee that within five business days after the expiration date, the certificates representing the original notes in proper form for transfer or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

(3) the exchange agent receives the properly completed and executed letter of transmittal as well as certificates representing all tendered original notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal within five business days after the expiration date.

Withdrawal Rights

You may withdraw your tender of original notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at its address listed below under “—Exchange Agent.” The notice of withdrawal must:

•	specify the name of the person who tendered the original notes to be withdrawn;

•	identify the original notes to be withdrawn, including the principal amount, or, in the case of original notes tendered by book-entry transfer, the name and number of the DTC account to be credited, and otherwise comply with the procedures of DTC; and

•	if certificates for original notes have been transmitted, specify the name in which those original notes are registered if different from that of the withdrawing holder.

If you have delivered or otherwise identified to the exchange agent the certificates for original notes, then, before the release of such certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the holder is an eligible institution.

We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. We will return any original notes that have been tendered but that are not exchanged for any reason to the holder, without cost, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC, the original notes will be credited to an account maintained with DTC for the original notes. You may retender properly withdrawn original notes by following one of the procedures described under “—Procedures for Tendering Original Notes” at any time on or before 5:00 p.m., New York City time, on the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange any original notes if, prior to the expiration of the exchange offer:

(1) the exchange offer, or the making of any exchange by a holder of original notes, would violate any applicable law or applicable interpretation by the staff of the SEC;

(2) any action or proceeding is instituted or threatened in any court or by any governmental agency with respect to the exchange offer which, in our judgment, might materially impair our ability to proceed with the exchange offer;

(3) any material adverse development shall have occurred in any existing action or proceeding with respect to us; or

(4) a holder of original notes who is eligible to participate in the exchange offer fails to comply with the procedures for tendering original notes in this exchange offer, including making all of the representations required to be made by it under the terms of the exchange offer.

The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any condition. We may waive these conditions in our discretion in whole or in part at any time and from time to time prior to the expiration of the exchange offer. If we fail at any time to exercise any of the above rights, the failure will not be deemed a waiver of those rights, and those rights will be deemed ongoing rights which may be asserted at any time and from time to time prior to the expiration of the exchange offer. All conditions will be satisfied or waived prior to the expiration of the exchange offer.

Exchange Agent

U.S. Bank National Association is the exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery to the following address for the exchange agent:

U.S. Bank National Association

EP-MN-WS2N

60 Livingston Avenue

St. Paul, MN 55107

Attn: Specialized Finance Dept.

(800) 934-6802 (telephone)

(651) 495-8158 (facsimile)

Delivery of the letter of transmittal or any other required documents to an address other than as listed above or transmission via facsimile other than as listed above will not constitute a valid delivery and your tender will be invalid. Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees and Expenses

We will pay the expenses of the exchange offer. We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We are making the principal solicitation by mail; however, our officers and employees may make additional solicitations by facsimile transmission, e-mail, telephone or in person. You will not be charged a service fee for the exchange of your original notes, but we may require you to pay any transfer or similar government taxes in certain circumstances.

Transfer Taxes

You will not be obligated to pay any transfer taxes, unless you instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder.

Consequences of Failure to Exchange Original Notes

If you are eligible to participate in the exchange offer but do not tender your original notes, you will not have any further registration rights. Your original notes will continue to be subject to restrictions on transfer. Accordingly, you may resell the original notes that are not exchanged only:

•	to us;

•	so long as the original notes are eligible for resale under Rule 144A under the Securities Act, to a person whom you reasonably believe is a “qualified institutional buyer” within the meaning of Rule 144A purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	in accordance with Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act;

•	to an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that is acquiring the original notes for its own account or for the account of an institutional accredited investor for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act; or

•	under any effective registration statement under the Securities Act;

in each case in accordance with all other applicable securities laws. We do not intend to register the original notes under the Securities Act.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the original notes. Accordingly, we will not recognize any gain or loss on the exchange for accounting purposes.

Regulatory Approvals

We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

Appraisal or Dissenters’ Rights

In connection with the exchange offer, you do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law or the indenture.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The selected consolidated income statement data for the years ended December 31, 2001, 2002 and 2003 and the selected consolidated balance sheet data as of December 31, 2002 and 2003 are derived from audited consolidated financial statements, which are incorporated by reference into this prospectus. The selected consolidated income statement data for the years ended December 31, 1999 and 2000 and the selected consolidated balance sheet data as of December 31, 1999, 2000 and 2001 are derived from audited consolidated financial statements, which are not incorporated by reference into this prospectus. The selected consolidated financial and other data for the nine months ended September 30, 2003 and 2004 have been derived from the unaudited condensed consolidated financial statements and related notes of US LEC Corp. that are incorporated by reference into this prospectus, and have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all material adjustments (consisting of normal recurring adjustments) necessary to fairly present the consolidated results of operations, financial position and cash flows for these periods.

	Year Ended December 31,					Nine Months Ended September 30,
	1999	2000	2001	2002	2003	2003	2004
	(dollars in thousands, except per share data)

Statement of Operations:
Revenue	$175,180	$114,964	$178,602	$250,363	$310,825	$231,130	$264,082 (1)
Network Expenses	73,613	52,684	90,298	121,127	148,699	109,946	127,788
Depreciation and Amortization	11,720	24,365	35,103	45,062	48,374	36,766	36,877
Charges Related to Early Extinguishment of Debt	—	—	—	—	—	—	2,375 (2)
Selling, General and Administrative(3)	48,375	80,684	114,898	112,878	126,267	91,927	101,664
Provision (Recovery) for Doubtful Accounts related to WorldCom(4)	—	—	—	9,500	(5,867)	—	—
Loss on Resolution of Disputed Revenue(5)	—	55,345	—	—	—	—	—
Provision (Recovery) for Disputed Receivables(6)	—	40,000	(7,042)	—	—	—	—
Earnings (Loss) from Operations	41,472	(138,114)	(54,655)	(38,204)	(6,648)	(7,509)	(4,622)
Other Income	—	—	—	—	267	—	—
Interest Expense, Net	(2,046)	(3,005)	(8,699)	(7,688)	(8,159)	(6,051)	(9,279)
Earnings (Loss) before Income Taxes	39,426	(141,119)	(63,354)	(45,892)	(14,540)	(13,560)	(13,901)
Income Taxes Provision (Benefit)	15,617	(23,727)	—	—	—	—	—

Net Earnings (Loss)	23,809	(117,392)	(63,354)	(45,892)	(14,540)	(13,560)	(13,901)
Less: Dividends on Preferred Stock	—	8,758	12,810	13,596	14,431	10,742	11,401
Accretion of Preferred Stock Issuance Cost	—	336	491	521	553	411	436
Net Earnings (Loss) Attributable to Common Stockholders	$23,809	$(126,486)	$(76,655)	$(60,009)	$(29,524)	$(24,713)	$(25,738)
Net Earnings (Loss) Attributable to Common Stockholders Per Share-Basic	$0.87	$(4.58)	$(2.83)	$(2.26)	$(1.08)	$(0.92)	$(0.86)
Net Earnings (Loss) Attributable to Common Stockholders Per Share-Diluted	$0.84	$(4.58)	$(2.83)	$(2.26)	$(1.08)	$(0.92)	$(0.86)
Weighted Average Number of Shares Outstanding-Basic	27,431	27,618	27,108	26,546	27,392	27,002	29,884
Weighted Average Number of Shares Outstanding-Diluted	28,411	27,618	27,108	26,546	27,392	27,002	29,884

Other Financial Data:
Net Cash Flow Provided by (Used in) Operating Activities	(25,935)	(49,319)	(5,971)	(5,645)	55,333	40,351	13,671
Net Cash Flow Used in Investing Activities	(49,696)	(111,743)	(40,425)	(31,809)	(42,202)	(25,203)	(22,230)
Net Cash Flow Provided by (Used in) Financing Activities	48,840	251,709	21,077	(17,333)	4,280	458	(16,039)
Ratio of earnings to fixed charges(7)	9.3x	—	—	—	—	—	—

	Year Ended December 31,					Nine Months Ended September 30,
	1999	2000	2001	2002	2003	2003	2004
	(dollars in thousands)

Balance Sheet Data:
Cash and Cash Equivalents	$15,174	$105,821	$80,502	$25,715	$43,126	$41,321	$50,606
Working Capital	113,109	112,402	59,972	26,620	12,574	18,560	44,356
Accounts Receivable, Net	193,943	61,165	42,972	57,989	48,294	42,887	62,505
Current Assets	213,269	160,782	135,644	96,030	101,622	95,251	124,229
Property and Equipment, Net	102,002	188,052	188,436	178,810	165,793	166,012	154,953
Total Assets	320,100	373,159	333,313	285,314	285,299	274,243	297,013
Long-Term Debt (including current portion)	72,000	130,000	150,000	130,617	125,818	131,797	149,250	(8)
Series A Convertible Preferred Stock	—	202,854	216,155	230,272	245,255	241,425	257,093
Total Stockholders’ Equity (Deficiency)	138,870	(22,250)	(97,325)	(153,991)	(171,161)	(177,363)	(195,974)

(1)	Revenue for the nine months ended September 30, 2004 includes the revenue impact of the recently concluded resolution of inter-carrier compensation issues with BellSouth, which resulted in the recognition of $1,839 in revenue during the nine months ended September 30, 2004.
(2)	Charges Related to Early Extinguishment of Debt represent the unamortized debt issuance fees totaling $2,375 related to the termination of the Company’s senior credit facility and the senior subordinated notes.
(3)	These expenses are net of provisions for (recovery of) doubtful accounts related to WorldCom in 2003 and 2002 and the recovery of disputed receivables in 2001. See also Note 8 of the Company’s consolidated financial statements for the years ended December 31, 2002 and 2003. Normal and recurring provisions for doubtful accounts are included in selling, general and administrative expenses for all periods presented.
(4)	The Company recorded a $9,500 provision for doubtful accounts related to WorldCom in 2002 and a $5,867 recovery for doubtful accounts related to the settlement and sale of WorldCom receivables in 2003.
(5)	The Company recorded a loss of $55,345 on the resolution of disputed revenue in 2000 as a result of an order issued by the North Carolina Utilities Commission related to the ability to bill for reciprocal compensation.
(6)	Included in the 2001 statement of operations is an amount approximating $7,042, representing a net recovery of a portion of the $40,000 provision recorded in 2000 for disputed receivables and certain other related accruals related to BellSouth and Sprint.
(7)	The ratio of earnings to fixed charges is calculated by adding fixed charges to pre-tax income from continuing operations and dividing the sum by fixed charges. Fixed charges is comprised of interest expense and such portion of rent expense determined to be representative of the interest factor. For each period other than 1999, the ratio was less than one-to-one. The dollar amount of the deficiency was $141,119 in 2000, $63,354 in 2001, $45,892 in 2002, $14,540 in 2003, $13,560 in first nine months of 2003 and $13,901 in first nine months of 2004.
(8)	The face value of the notes is $150,000. As of September 30, 2004, the fair market value of the notes was $149,250. The discount on the notes, totaling $750, is being amortized to interest expense in the statement of operations through the maturity date of October 1, 2009.

DESCRIPTION OF NOTES

US LEC Corp. (the “Company”) will issue the exchange notes under an indenture (the “Indenture”) among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The original notes were issued under the same Indenture. The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. The terms of the exchange notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). The Collateral Documents described below under the heading “—Collateral” will define the terms of the security interests securing the exchange notes and the Guarantees. We urge you to read the Indenture and the Collateral Documents because they, and not this description, will define your rights as a holder of exchange notes. Copies of the Indenture and the Collateral Documents are incorporated by reference as exhibits to the registration statement of which this prospectus in a part. You can find definitions of certain capitalized terms used in this description under “—Certain Definitions.” For purposes of this section, references to the “Company” refer to US LEC Corp. only and not its Subsidiaries and references to “Notes” refer to both the exchange notes and the original notes.

The Company will issue the exchange notes in fully registered form in denominations of $1,000 and integral multiples thereof. The Trustee will initially act as Paying Agent and Registrar for the exchange notes. The exchange notes may be presented for registration of transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent and Registrar without notice to holders of the exchange notes (the “Holders”). The Company will pay principal (and premium, if any) on the exchange notes at the Trustee’s principal corporate trust office in New York, New York. At the Company’s option, interest may be paid at the Trustee’s principal corporate trust office or by check mailed to the registered address of Holders or, if a Holder has given the Company wire transfer instructions, in accordance with those instructions. Any original notes that remain outstanding after the completion of the exchange offer, together with the exchange notes, will be treated as a single class of securities under the Indenture.

Ranking

The Notes will be the second priority senior secured obligations of the Company and will rank equally with the existing and future senior obligations of the Company, and senior to existing and future subordinated obligations of the Company. The Lenders will be entitled to be paid first out of the proceeds, if any, of the Collateral. The Company has the ability to enter into a Credit Facility secured by a first priority lien on the Collateral, in an amount not to exceed $10.0 million (reduced by any Capitalized Lease and Purchase Money Obligations) and, subject to the limitations set forth under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness” and “—Limitation on Liens”, additional Indebtedness secured by a lien on the Collateral.

Principal, Maturity and Interest

The Notes will initially be limited to $150.0 million aggregate principal amount at maturity and will mature on October 1, 2009. Additional Notes (“Additional Notes”) constituting indebtedness that is pari passu with the Notes offered hereby and that are subject to the provisions of the Indenture but may have an interest rate and other economic terms different from the Notes offered hereby may be issued from time to time under the Indenture, subject to the limitations set forth under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness” and “—Limitation on Liens.” Interest will accrue on the Additional Notes issued pursuant to the Indenture from and including the date of issuance of such Additional Notes. Any Additional Notes will be issued on the same terms as the Notes and will constitute part of the same series of securities as the Notes, will vote together as one series on all matters with respect to the Notes and will be treated as a single class for all purposes under the Indenture including, without limitation, redemptions and offers to purchase Notes. All references to Notes herein include the Additional Notes.

The Notes will bear interest at a rate per annum, reset semi-annually, equal to LIBOR plus 8.50%, as determined by the Calculation Agent (the “Calculation Agent”), which shall initially be appointed by the Trustee. Interest will be payable semi-annually in cash on each April 1 and October 1, commencing on April 1, 2005, to the persons who are registered Holders at the close of business on the March 15 and September 15 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance of the original notes. Interest will be calculated on the basis of a 360-day year of twelve 30-day months.

The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Notes. The amount of interest to be paid on the Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 7.876545% (or ..07876545) being rounded to 7.87655% (or .0787655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

The Calculation Agent will, upon the request of the Holder of any Note, provide the interest rate then in effect with respect to the Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Company, the Guarantors and the Holders of the Notes.

The Notes will not be entitled to the benefit of any mandatory sinking fund.

Collateral

Under the Collateral Documents, the Notes will be secured by a second priority lien on substantially all of the personal and real property of the Company and its Subsidiaries and all additions and improvements thereto and replacements thereof, all assets deposited or required to be deposited in the collateral account in respect of such collateral required by the Indenture and all proceeds of the foregoing, but in any event excluding the Excluded Assets, as defined below (together, the “Collateral”). The Lien on the Collateral will be a second priority perfected security interest (to the extent attainable by filing, recording, possession or grant of control with respect to deposit accounts), subject to certain Permitted Liens.

The Notes will be effectively subordinated to any Credit Facility of the Company to the extent that the proceeds of the Collateral, on which the Trustee for the Notes will have a second priority lien, are used to repay any Credit Facility. In that event, any such amount of the Collateral would no longer be available to secure obligations under the Notes. In addition, in the event that Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act, as amended or modified, is interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of the Company due to the fact that such Subsidiary’s capital stock or other securities secure the Notes, then the capital stock or other securities of such Subsidiary will automatically be deemed not to be part of the Collateral, but only to the extent necessary to not be subject to such requirement.

After-Acquired Property; Excluded Assets; Permitted Liens. The Indenture and the Collateral Documents require that the Company and its Subsidiaries grant to the Trustee, for its benefit and for the benefit of the Holders of Notes, a second priority lien on all After-Acquired Property of the kinds described above as

Collateral. In addition, any future Restricted Subsidiaries will be required to guarantee the Notes and similarly grant liens on their assets to the Trustee, for its benefit and for the benefit of the Holders of Notes. The Notes will not be secured by a lien on any assets constituting Excluded Assets.

In addition, the Indenture permits the Company to incur an aggregate of $10.0 million (reduced by any amount incurred under any Credit Facility) of Capitalized Lease Obligations and Purchase Money Obligations without securing the Notes with the assets securing such obligations (together, the “Excluded Assets”). The Notes may also be effectively subordinated to security interests in acquired property or assets of acquired companies which are secured prior to (and not in connection with) such acquisition; such security interests will constitute Permitted Liens so long as they do not extend to any assets other than those acquired. The Indenture also permits the Company and its Subsidiaries to create other Permitted Liens.

Enforcement and Foreclosure. If an Event of Default occurs under the Indenture, the Trustee, on behalf of the Holders of the Notes, in addition to any rights or remedies available to it under the Indenture, will be entitled to take such actions as the Trustee deems advisable to protect and enforce its rights in the Collateral for the Notes, including, without limitation, the institution of foreclosure proceedings in accordance with the Collateral Documents and applicable law. However, the rights and remedies available to the Trustee under the Collateral Documents and the actions permitted to be taken by it thereunder will be subject to the provisions of the Intercreditor Agreement.

The Trustee will apply the proceeds received by the Trustee from any foreclosure of the Collateral,

•	first, to pay the Lenders under any loans secured by a first priority lien on the Collateral, including the Credit Facility,

•	second, to pay the expenses of such foreclosure and fees and other amounts then payable to the Trustee under the Indenture and the Collateral Documents, and

•	thereafter, to pay the principal of, premium, if any, and accrued interest on the Notes.

The Trustee will have no ability to control any foreclosure with respect to any of the Collateral (including, without limitation, the time or method). See “—Intercreditor Agreement.” The Trustee may also have limited rights with respect to other assets included as Collateral but which are subject to a Permitted Lien.

The right of the Trustee to repossess and dispose of Collateral upon the occurrence of an Event of Default under the Indenture will be subject to the provisions of the Intercreditor Agreement. With respect to any of the Collateral, such right is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against the Company prior to the Trustee having repossessed and disposed of the Collateral.

The Indenture permits the release of Collateral without the substitution of additional Collateral under the circumstances described under “—Certain Covenants—Limitation on Asset Sales.” Collateral of a Guarantor will also be released as security for the applicable Guarantee upon the release of such Guarantor’s Guarantee. See “—Possession, Use and Release of Collateral.”

The amounts realizable by the Trustee in respect of the Collateral in the event of a liquidation will depend upon market and economic conditions at such time, the availability of buyers, certain existing liens and similar factors.

The fact that the Lenders under a Credit Facility have a first priority lien on the Collateral and that other obligors may benefit from other Permitted Liens could have a material adverse effect on the amount that would be realized upon a liquidation of the Collateral. The Company may also issue Additional Notes as described above, and these Additional Notes will be secured by the Collateral. In addition, the Trustee will not have any

Liens on Excluded Assets. See “Risk Factors—Risks Related to the Notes—The collateral securing the notes may be subjected to a first priority claim by creditors with first priority liens. If there is a default, the value of the collateral may not be sufficient to repay both the first priority creditors and the holders of the notes.” If the proceeds of the Collateral are not sufficient to repay all amounts due on the Notes, the Holders of the Notes (to the extent not repaid from the proceeds of the sale of the Collateral) will have only an unsecured claim against the remaining assets, if any, of the Company. See “—Intercreditor Agreement.”

Some or all of the Collateral is illiquid and may have no readily ascertainable market value. Moreover, there can be no assurance that such Collateral will be saleable, or, if saleable, that there will not be substantial delays in its liquidation. To the extent that liens, rights or easements granted to third parties encumber assets owned by the Company and the Guarantors, those third parties may be entitled to exercise rights and remedies with respect to the property subject to such liens that could adversely affect the value of the Collateral and the ability of the Trustee or the Holders of the Notes to realize or foreclose on such Collateral. See “Risk Factors—Risks Related to the Notes—Rights of holders of the notes in the collateral may be adversely affected by the failure to create or perfect security interests in certain collateral on a timely basis or at all, or by the failure of one or more of the subsidiary guarantors to guarantee the notes.”

Intercreditor Agreement

If the Company enters into a Credit Facility, the Trustee, on behalf of the Holders of the Notes, will enter into an intercreditor agreement (the “Intercreditor Agreement”) substantially in the form of the intercreditor agreement attached as an exhibit to the Indenture. Pursuant to the terms of the Intercreditor Agreement, it will provide for the allocation of rights among the Trustee and the Lenders with respect to their respective interests in the Collateral and the enforcement provisions relating thereto. Until such time as the Credit Facility has been satisfied in full, the Lenders will generally have the exclusive right to determine the circumstances and manner in which the Collateral may be disposed of.

The Intercreditor Agreement will provide, among other things, that until such time as all Credit Facilities have been satisfied in full:

(1) during any insolvency proceeding, the Lenders and the Trustee will coordinate their efforts to give effect to the relative priorities of their respective liens on the Collateral;

(2) the Trustee and the Lenders will provide notices to each other with respect to the occurrence of an Event of Default under the Indenture or under a Credit Facility, as the case may be, and the commencement of any action to enforce rights of the Trustee, the Holders of the Notes or the Lenders;

(3) upon the occurrence of an Event of Default, all decisions with respect to the Collateral will be made by the agent for the Lenders under a Credit Facility;

(4) proceeds of the Collateral will be applied, first, to the outstanding obligations under a Credit Facility, and second, any remaining Collateral (including proceeds thereof) will be delivered to the Trustee for application in accordance with the provisions of the Indenture.

Possession, Use and Release of Collateral

Subject to and in accordance with the provisions of the Collateral Documents and the Indenture, so long as the Trustee or the Lenders have not exercised their rights with respect to the Collateral upon the occurrence and during the continuance of an Event of Default, the Company will have the right to remain in possession and retain exclusive control of the Collateral, to operate the Collateral, to alter or repair the Collateral and to collect, invest and dispose of any income therefrom, subject to the provisions of the Intercreditor Agreement and the documentation governing a Credit Facility.

Release of Collateral. The Company will have the right to obtain a release of items of Collateral, other than certain Trust Monies, subject to an Asset Sale in certain circumstances, and the Trustee will release such Collateral from the lien of the relevant Collateral Document and reconvey such Collateral to the Company so long as such release complies with the TIA upon compliance with the condition that the Company delivers to the Trustee the following:

(a) a notice from the Company requesting the release of specified Collateral, which notice:

(1) specifically describes the Collateral requested to be released,

(2) specifies the fair market value of such Collateral as of a date within 60 days of such notice,

(3) states that the consideration to be received in respect of such Collateral is at least equal to the fair market value of such Collateral,

(4) states that the release of such Collateral will not materially and adversely impair the value of the remaining Collateral, taken as a whole, or interfere with the Trustee’s ability to realize such value and will not impair the maintenance and operation of the remaining Collateral, taken as a whole,

(5) confirms that the sale of, or an agreement to sell, the Collateral requested to be released is a bona fide sale to a person that is not the Affiliate of the Company or, in the event that such sale is to a person that is an Affiliate of the Company, confirming that such sale is made in compliance with the provisions set forth in “—Certain Covenants—Limitation on Transactions with Affiliates,”

(6) certifies that if the sale of the Collateral requested to be released constitutes an Asset Sale, such Asset Sale complies with the terms and conditions of the Indenture, including, without limitation, the provisions set forth in “—Certain Covenants—Limitation on Asset Sales,” and

(7) in the event there is to be a substitution of property for such Collateral subject to the Asset Sale, specifies the property intended to be substituted for the Collateral to be disposed of and that such property will be subject to the Liens under the Collateral Documents;

(b) an officers’ certificate from the Company stating that:

(1) all Net Proceeds, if any, from the sale of any of such Collateral will be applied pursuant to the provisions of the Indenture in respect of Asset Sales to the extent applicable thereto,

(2) the required Lenders, to the extent such Indebtedness remains outstanding and to the extent such consent is required, shall have authorized the release of the same,

(3) there is no Default or Event of Default under the Indenture in effect or continuing on the date thereof or the valuation date referred to in clause (a)(2) above,

(4) the release of such Collateral will not result in a Default or Event of Default under the Indenture,

(5) the release complies with the TIA, and

(6) all conditions precedent in the Indenture relating to the release in question have been complied with;

(c) an opinion of counsel that such release is permitted and complies with the Indenture and all conditions precedent to such release have been complied with; and

(d) all documentation required by the TIA, if any, prior to the release of the Collateral requested to be released by the Trustee and, in the event that there is to be a substitution of property for such Collateral, all documentation necessary to effect the substitution of such new Collateral and to subject such new Collateral to the lien of the relevant Collateral Documents.

The provisions of clauses (a) through (d) need not be satisfied to the extent the Collateral to be released consists solely of Collateral with respect to which the required Lenders have given their consent and authorized the release of same or to the extent the Collateral to be released is disposed of by the agent on behalf of the required Lenders in connection with the exercise of rights or remedies under a Credit Facility, so long as the proceeds therefrom are applied in accordance with the Intercreditor Agreement.

The Indenture provides that:

•	the Company will be entitled, subject to compliance with the conditions set forth therein, to obtain the release of Collateral that has been taken by eminent domain, condemnation or in similar circumstances; and

•	the Company will be entitled to obtain a full release of all of the Collateral following legal defeasance or covenant defeasance of the Indenture as described below under “—Legal Defeasance and Covenant Defeasance.”

Disposition of Collateral Without Release. Notwithstanding the provisions of “—Possession, Use and Release of Collateral” above, so long as no Default or Event of Default under the Indenture shall have occurred and be continuing or would result therefrom and so long as such transaction would not violate the Indenture, the Company may, to the extent permitted by applicable law, without any release or consent by the Trustee, conduct ordinary course activities with respect to inventory and accounts receivable, including selling inventory or otherwise disposing of, in any transaction or series of related transactions, any property subject to the lien of the Collateral Documents which has become worn out, defective or obsolete or not used or useful in the business and which is, to the extent required by the Indenture or the Collateral Documents, replaced by property of substantially equivalent or greater value which becomes subject to the lien of the Collateral Documents as After-Acquired Property. The Company will be obligated to deliver to the Trustee, within 30 calendar days following May 15 of any year, an officers’ certificate to the effect that all releases and withdrawals during the preceding twelve-month period in which no release or consent of the Trustee was obtained were in the ordinary course of the Company’s business and were not prohibited by the Indenture.

Certain Bankruptcy Limitations

Bankruptcy law could prevent the Trustee from repossessing and disposing of, or otherwise exercising remedies in respect of, the Collateral upon the occurrence of an Event of Default if a bankruptcy proceeding were to be commenced by or against the Company prior to the Trustee having repossessed and disposed of, or otherwise exercised remedies in respect of, the Collateral. Under the Bankruptcy Code, a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments; provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral. The court may find “adequate protection” if the debtor pays cash or grants additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments with respect to the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.”

In addition, the Trustee may need to evaluate the impact of potential liabilities before determining to foreclose on the Collateral, because Holders that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at the secured property. In this regard, the Trustee may decline to foreclose on the secured property or exercise remedies available if it does not receive indemnification to its satisfaction from the Holders. Finally, the Trustee’s ability to foreclose on the Collateral on your behalf may be subject to lack of perfection, the consent of third parties, prior Liens and practical problems associated with the realization of the Trustee’s Lien on the Collateral.

Redemption

Optional Redemption. Except as described below, the Notes will not be redeemable before October 1, 2006. On or after that date, the Company may redeem the Notes at its option, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period beginning on October 1 of the years indicated below, in each case, together with accrued and unpaid interest to the date of redemption:

Year	Percentage
2006	105.500%
2007	103.500%
2008 and thereafter	100.000%

Optional Redemption upon Equity Offerings. At any time, or from time to time, on or prior to October 1, 2006, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the principal amount of the Notes issued under the Indenture at a redemption price equal to 100% of the principal amount so redeemed plus a premium equal to the interest rate per annum applicable on the date on which the notice of redemption is given, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

(1) at least 65% of the principal amount of Notes issued under the Indenture remains outstanding immediately after any such redemption; and

(2) the Company makes such redemption not more than 90 days after the consummation of any such Equity Offering.

Selection and Notice of Redemption

In the event that the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:

(1) in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

(2) on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No Notes of a principal amount of $1,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures). Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Guarantees

The Guarantors will jointly and severally guarantee the Company’s obligations under the Indenture and the Notes on a senior secured basis (the “Guarantees”). Each Guarantee will be secured (subject only to Permitted Liens) by a second priority Lien on the assets of such Guarantor constituting Collateral, to the extent described under “—Collateral” and “—Intercreditor Agreement.” The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company without limitation, or may consolidate with or merge into or sell its assets to other Persons upon the terms and conditions to be set forth in the Indenture. See “—Certain Covenants—Merger, Consolidation and Sale of Assets.” In the event all of the Capital Stock of a Guarantor is sold and the sale complies with the provisions set forth in “—Certain Covenants—Limitation on Asset Sales,” or a Guarantor is designated an Unrestricted Subsidiary in accordance with the terms of the Indenture, the Guarantor’s Guarantee will be released.

On the Issue Date, required regulatory approvals for the Guarantees by some of the Subsidiaries may not have been obtained. Holders of the Notes may not be able to enforce the Guarantees issued by these Subsidiaries until the approvals are obtained. In the event any required approval is not obtained by the Issue Date, the Company has agreed to use its best efforts to obtain such approval.

Change of Control

Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first-class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

If a Change of Control Offer is made, there can be no assurance that the Company will be permitted to consummate a Change of Control Offer under the terms of any Credit Facility or its other financing arrangements or that it will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing. See “Risk Factors—Risks Related to the Notes.”

Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder’s right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue thereof.

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitation on Incurrence of Additional Indebtedness. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) and any Restricted Subsidiary of the Company that is not or will not, upon such incurrence, become a Guarantor may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Indebtedness to Cash Flow Ratio of the Company would not have exceeded 4.5 to 1.0.

(b) The Company will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes or the applicable Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

(c) In addition to the limitation imposed by the first paragraph of this covenant, any issuance of Additional Notes shall be subject to the further requirements set forth under “—Certain Covenants—Limitation on Liens” and that the Company shall, at its sole cost and expense, have performed or caused to be performed all acts and executed any and all documents (including, without limitation, the authorization of any financing statement and continuation statement) for filing under the provisions of the Uniform Commercial Code or under any other statute, rule or regulation of any applicable federal, state or local jurisdiction, including any filings in local real estate land record offices, which are necessary or reasonably requested by the Trustee in order to grant and confirm the validity, perfection and second priority (subject to Permitted Liens) of the Liens in favor of the Trustee for the benefit of the Holders on such additional Collateral.

(d) Notwithstanding the foregoing or any other provision of the Indenture, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, incur any Indebtedness, the proceeds of which will be used, directly or indirectly, to redeem, repurchase or otherwise retire the Convertible Preferred Stock (or any replacement, refunding or renewal thereof) on or prior to October 1, 2009.

Limitation on Restricted Payments. (a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock;

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company (other than Capital Stock owned by a Restricted Subsidiary);

(3) make any principal payment on, purchase, defease, redeem, prepay or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness; or

(4) make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”) if, at the time of such Restricted Payment or immediately after giving effect thereto,

(i) a Default or an Event of Default shall have occurred and be continuing;

(ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant; or

(iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of:

(v) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); plus

(w) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company or warrants, options or other rights to acquire Qualified Capital Stock of the Company (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock of the Company); plus

(x) without duplication of any amounts included in clause (iii)(w) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company’s Capital Stock subsequent to the Issue Date and on or prior to the Reference Date (excluding, in the case of clauses (iii)(w) and (x), any net cash proceeds from an Equity Offering to the extent used to redeem the Notes in compliance with the provisions set forth under “—Redemption—Optional Redemption upon Equity Offerings”); plus

(y) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of debt securities or shares of Disqualified Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company, together with the aggregate cash received by the Company at the time of such conversion or exchange and the amount of any accrued interest then outstanding on any such debt securities; plus

(z) without duplication, the sum of:

(1) the aggregate amount returned in cash or Cash Equivalents to the Company or its Restricted Subsidiaries on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments;

(2) the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company); and

(3) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser (x) of the fair market value of such Subsidiary and (y) the amount of all Investments made in such Subsidiary subsequent to the Issue Date;

only to the extent that the sum of clauses (1), (2) and (3) above does not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

(b) Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph shall not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of such dividend if such dividend would have been permitted on the date of declaration;

(2) so long as no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

(3) so long as no Default or Event of Default shall have occurred and be continuing, the acquisition of any Subordinated Indebtedness, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (a) shares of Qualified Capital Stock of the Company or (b) Refinancing Indebtedness;

(4) so long as no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Common Stock of the Company from officers, directors and employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the board of the Company in an aggregate amount not to exceed $2.0 million in any calendar year and not to exceed $5.0 million in the aggregate since the Issue Date;

(5) the repurchase of Capital Stock deemed to occur upon the exercise, conversion or exchange of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof; provided, that if cash is paid to a holder of Capital Stock in connection with any such transaction, such cash payment must be permitted pursuant to another provision of this “Limitation on Restricted Payments” covenant;

(6) bona fide payments or distributions to dissenting stockholders of the Company (other than the Permitted Holders) to the extent required by applicable law in connection with a merger, consolidation or transfer of assets that otherwise complies with the terms of the Indenture; and

(7) so long as no Default or Event of Default shall have occurred and be continuing, Restricted Payments in an aggregate amount not to exceed $5.0 million since the Issue Date.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2)(ii), (3)(ii)(a), (4) and (7) shall be included in such calculation.

(c) Notwithstanding the foregoing or any other provision of the Indenture, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any cash dividend payments (whether permitted pursuant to the first paragraph of this covenant or otherwise) on the Convertible Preferred Stock (or any replacement, refunding or renewal thereof) on or prior to October 1, 2009.

Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company’s Board of Directors);

(2) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale is in the form of cash or Cash Equivalents and is received at the time of such disposition (provided that (A) the amount of any liabilities of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guarantee thereof) that are assumed by the transferee of any such assets and (B) any securities or other obligations received by the Company or any such Restricted Subsidiary in exchange for any such assets (other than assets which constitute Collateral) that are converted into cash within 180 days after the consummation of such Asset Sale (to the extent of the cash received) shall be deemed to be cash for purposes of this provision);

(3) if such Asset Sale involves the disposition of Collateral, subject to the Intercreditor Agreement, the Company or such Restricted Subsidiary has complied with the provisions described under “—Possession, Use and Release of Collateral”;

(4) if such Asset Sale involves the disposition of Collateral, subject to the Intercreditor Agreement, the Net Cash Proceeds relating to such Asset Sale remaining after repayment (including a corresponding commitment reduction, if applicable) of any Indebtedness secured by a Permitted Lien on such asset (the “Available Amount”) shall be paid directly by the purchaser of the Collateral to the Trustee for deposit into the Collateral Account for the benefit of the Trustee, and, to the extent required by the Collateral Documents, such property shall be made subject to the Lien of the applicable Collateral Documents; and

(5) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either:

(a) to prepay any Secured Indebtedness;

(b) to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets (including Capital Stock) that will be used in the business as existing on the Issue Date of the Company and its Restricted Subsidiaries or in businesses reasonably related thereto (“Replacement Assets”) or to make a Permitted Investment; provided that any Replacement Assets acquired with any Net Cash Proceeds of an Asset Sale of Collateral shall be owned by the Company or a Guarantor and shall not be subject to any Liens other than Permitted Liens and the Company or such Guarantor, as the case may be, shall execute and deliver to the Trustee such Collateral Documents or other instruments as shall be reasonably necessary to cause such property or assets to become subject to the Lien of the applicable Collateral Documents; and/or

(c) a combination of prepayment and investment permitted by the foregoing clauses (5)(a) and (5)(b).

Clauses (1) and (2) of the foregoing paragraph need not be satisfied to the extent the Collateral to be released consists solely of Collateral with respect to which the required Lenders have given their consent and authorized the release of same or to the extent the Collateral to be released is disposed of by the agent on behalf of the required Lenders in connection with the exercise of rights or remedies under a Credit Facility so long as the proceeds therefrom are applied in accordance with the Intercreditor Agreement.

On the 366th day after an Asset Sale (a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (5)(a), (5)(b) and (5)(c) of the preceding paragraph (each, a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale which does not involve Collateral is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. Pending application of the Net Cash Proceeds, the Net Cash Proceeds from Asset Sales of Collateral shall be deposited in the Collateral Account. To the extent that the aggregate amount of Notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may apply any remaining Net Cash Proceeds to any purpose consistent with the Indenture and, following the consummation of each Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset to zero. Notwithstanding anything to the contrary in the foregoing, the Company may commence a Net Proceeds Offer prior to the expiration of 360 days after the occurrence of an Asset Sale.

The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount that, when added to the Net Loss Proceeds then accumulated, is equal to or in excess of $5.0 million (the “Total Offer Amount”) (at which time, the entire unutilized Total Offer Amount, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to the preceding paragraph).

Notwithstanding the first two paragraphs of this covenant, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent that:

(1) the consideration for such Asset Sale constitutes Replacement Assets; and

(2) such Asset Sale is for fair market value;

provided that to the extent such Asset Sale consists of Collateral, the Replacement Assets shall be owned by the Company or a Guarantor and shall not be subject to any Liens other than Permitted Liens and the Company or such Guarantor shall execute and deliver to the Trustee such Collateral Documents or other instruments as shall be reasonably necessary to cause such property or assets to become subject to the Lien of the applicable Collateral Documents.

In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under “—Certain Covenants—Merger, Consolidation and Sale of Assets,” which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue thereof.

Events of Loss. In the event of an Event of Loss with respect to any Collateral, the Company or the affected Subsidiary Guarantor, as the case may be, will apply the Net Loss Proceeds from such Event of Loss, within 365 days after receipt, at its option:

(1) to the rebuilding, repair, replacement or construction of improvements to the affected property (the “Subject Property”);

(2) to make capital expenditures with respect to Collateral or to acquire properties or assets that will (a) constitute Collateral and (b) be used or useful in the Permitted Business of the Company or any of its Restricted Subsidiaries; and/or

(3) a combination of the uses permitted by the foregoing clauses (1) and (2).

On the 366th day after an Event of Loss (a “Loss Proceeds Offer Trigger Date”), such aggregate amount of Net Loss Proceeds which have not been applied on or before such Loss Proceeds Offer Trigger Date as permitted in clauses (1), (2) and (3) of the preceding paragraph (each a “Loss Proceeds Offer Amount”) shall be applied by the Company or such Subsidiary Guarantor to make an offer to purchase (the “Loss Proceeds Offer”) on a date (the “Loss Proceeds Offer Payment Date”) not less than 30 nor more than 45 days following the applicable Loss Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that amount of Notes equal to the Loss Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase. Pending application of the Net Loss Proceeds, the Net Loss Proceeds shall be deposited in the Collateral Account. To the extent that the aggregate amount of Notes tendered pursuant to a Loss Proceeds Offer is less than the Loss Proceeds Offer Amount, the Company may apply any remaining Net Loss Proceeds to any purpose consistent with the Indenture and, following the consummation of each Loss Proceeds Offer, the Loss Proceeds Offer Amount shall be reset to zero. Notwithstanding anything to the contrary in the foregoing, the Company may commence a Loss Proceeds Offer prior to the expiration of 365 days after the occurrence of an Event of Loss.

The Company may defer any Loss Proceeds Offer until there is an aggregate unutilized Total Offer Amount equal to or in excess of $5.0 million (at which time, the entire unutilized Total Offer Amount, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to the preceding paragraph).

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Loss Proceeds Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with such securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1) pay dividends or make any other distributions on or in respect of its Capital Stock;

(2) make loans or advances to the Company or any other Restricted Subsidiary or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

(3) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company,

except in each case for such encumbrances or restrictions existing under or by reason of:

(a) applicable law;

(b) the Indenture, the Notes, the Guarantees and the Collateral Documents;

(c) a Credit Facility and the security agreements and other collateral documents relating thereto;

(d) any agreement or instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e) agreements existing on the Issue Date to the extent and in the manner such encumbrances or restrictions are in effect on the Issue Date;

(f) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

(g) restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;

(h) customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

(i) restrictions contained in the terms of Purchase Money Obligations or Capitalized Lease Obligations not incurred in violation of the Indenture; provided that such restrictions relate only to the property financed with such Indebtedness, and restrictions contained in the terms of any other Indebtedness not incurred in violation of the Indenture;

(j) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company; and

(k) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (b) through (f) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company or the applicable Restricted Subsidiary in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (b), (d), (e) and (f).

Nothing contained in this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant shall prevent the Company or any of its Restricted Subsidiaries from creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the “Limitation on Liens” covenant.

Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company.

Limitation on Liens. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries, whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom, in each case other than Permitted Liens, except that the Company and its Restricted Subsidiaries may incur Liens on property or assets that are not Collateral if (i) in the case of any such Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property or assets that is senior in priority to such Liens and (ii) in the case of all other such Liens, the Notes are equally and ratably secured. In the event that the Lien the existence of which gives rise to a Lien securing the Notes or a Guarantee pursuant to the foregoing exception ceases to exist, the Lien securing the Notes or a Guarantee required by the foregoing exception shall automatically be released and the Trustee shall execute appropriate documentation as requested by the Company.

Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the

Company and the Company’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1) either:

(a) the Company shall be the surviving or continuing corporation or limited liability company; or

(b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and its Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x) shall be a corporation organized and validly existing under the laws of the United States or any state thereof or the District of Columbia; and

(y) shall expressly assume, by supplemental indenture (in form satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed, and shall cause such amendments, supplements or other instruments to be filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Surviving Entity, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states;

(2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness”;

(3) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4) the Company or the Surviving Entity shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, (i) the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company; (ii) the Company, if surviving, shall be automatically discharged from all its obligations under the Indenture, the Notes and the Collateral Documents; and (iii) any Collateral transferred to the Surviving Entity shall (a) continue to constitute Collateral under the Indenture and the Collateral Documents, (b) be subject to the Lien in favor of the Trustee for the benefit of the Holders, and (c) not be subject to any Lien other than Permitted Liens.

The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such Surviving Entity had been named as such.

Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of “—Certain Covenants—Limitation on Asset Sales”) will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

(1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia;

(2) such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee, and shall cause such amendments, supplements or other instruments to be filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Surviving Entity, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this covenant.

Any merger or consolidation of a Guarantor with and into the Company (with the Company being the Surviving Entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company need only comply with clause (4) of the first paragraph of this covenant. The Collateral owned by such Guarantor or surviving Person, as the case may be, (a) shall be subject to a Lien in favor of the Trustee for the benefit of the Holders; and (b) shall not be subject to any Lien, other than Permitted Liens.

Limitations on Transactions with Affiliates. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”), other than (x) Affiliate Transactions permitted under paragraph (c) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

(b) All Affiliate Transactions (and each series of related Affiliate Transactions that are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $2.5 million shall, prior to the consummation thereof, be approved by a majority of the disinterested members of the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such disinterested members (or the disinterested member, if there is only one disinterested member) have determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions that are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $10.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

(c) The restrictions set forth in the first two paragraphs of this covenant shall not apply to:

(1) reasonable fees and compensation paid to and indemnity provided on behalf of officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or senior management;

(2) transactions exclusively between or among the Company and any of its Wholly Owned Restricted Subsidiaries or exclusively between or among such Wholly Owned Restricted Subsidiaries, provided that such transactions are not otherwise prohibited by the Indenture;

(3) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date; and

(4) Restricted Payments permitted by the Indenture.

Guarantees by Restricted Subsidiaries. Each Restricted Subsidiary of the Company (other than a Foreign Restricted Subsidiary) shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall unconditionally guarantee on a senior basis all obligations of the Company under the Notes, and shall agree to be bound by the Indenture and the Collateral Documents and, subject to the Intercreditor Agreement, pledge its assets as collateral for its Guarantee in accordance therewith.

Any Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it (and all Liens securing the same) shall be automatically and unconditionally released and discharged (A) upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company’s Capital Stock in such Restricted Subsidiary made in compliance with the Collateral Documents, or (B) upon the Company’s designation of such Restricted Subsidiary as an Unrestricted Subsidiary, which transaction is in compliance with the terms of the Indenture and such Restricted Subsidiary is released from all guarantees, if any, by it of other Indebtedness of the Company or any Restricted Subsidiary.

In connection with any Guarantee (whether issued on or after the Issue Date), the Company will use its best efforts to obtain all necessary governmental or regulatory approval relating to the authorization, execution, delivery or enforcement of such Guarantee.

Conduct of Business. The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar, ancillary or reasonably related to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

Payments for Consent. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports to Holders. The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish the Trustee and the Holders of Notes:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports,

in each case within the time periods specified in the Commission’s rules and regulations.

In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Company will furnish to the Trustee, within 15 days of the filing thereof, a copy of any Form 10-K, Form 10-Q, Form 8-K or other document filed by the Company with the Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

Events of Default

The following events are defined in the Indenture as “Events of Default”:

(1) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal of any Notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including, without limitation, the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer, a Net Proceeds Offer or a Loss Proceeds Offer);

(3) a default in the observance or performance of any other covenant or agreement contained in the Indenture or in the Collateral Documents which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied and stating that such notice is a “Notice of Default”) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the covenant described under “—Certain Covenants—Merger, Consolidation and Sale of Assets,” which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company (other than a Foreign Restricted Subsidiary that is not a Significant Subsidiary), or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $5.0 million or more at any time;

(5) one or more judgments (not covered by insurance as to which the carrier has assumed the defense or acknowledged coverage) in an aggregate amount in excess of $5.0 million shall have been rendered against the Company or any Restricted Subsidiary of the Company (other than a Foreign Restricted

Subsidiary that is not a Significant Subsidiary) and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(6) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries;

(7) any Guarantee of a Significant Subsidiary shall cease to be in full force and effect or any Guarantee of a Significant Subsidiary shall be declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture); or

(8) so long as the Collateral Documents have not otherwise been terminated in accordance with their terms or the Collateral as a whole of the Company or any Guarantor has not otherwise been released from the Lien of the Collateral Documents in accordance with the terms thereof, (a) default by the Company or any such Guarantor in the performance of the Collateral Documents which adversely affects the enforceability, validity, perfection or priority of the Lien on the Collateral securing the Obligations under the Indenture and the Notes or which adversely affects the condition or value of the Collateral, in each case taken as a whole, in any material respect, (b) repudiation or disaffirmation by the Company or any of such Guarantors that individually or together would constitute a Significant Subsidiary of its obligations under the Collateral Documents or (c) the determination in a judicial proceeding that all or any material portion of the Collateral Documents, taken as a whole, are unenforceable or invalid, for any reason, against the Company or any of such Guarantors that individually or together would constitute a Significant Subsidiary.

If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued and unpaid interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (an “Acceleration Notice”), and the same shall become immediately due and payable.

If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, if interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee indemnity satisfactory to it. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Under the Indenture, the Company will be required to provide an officers’ certificate to the Trustee promptly upon the Company’s obtaining knowledge of any Default or Event of Default (provided that the Company shall provide such certification at least annually whether or not it knows of any Default or Event of Default) that has occurred and, if applicable, describing such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

(1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

(3) the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, reorganization and insolvency events) described under “—Events of Default” will no longer constitute Events of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument to which the Company or any of its Subsidiaries are a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7) the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8) the Company shall have delivered to the Trustee an opinion of counsel to the effect that:

(a) either (x) the Company has assigned all its ownership interest in the trust funds to the Trustee or (y) the Trustee has a valid perfected security interest in the trust funds; and

(b) assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

The Indenture (and all Liens on Collateral granted in connection with the issuance of the Notes) will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1) either:

(a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or, with respect to the Notes, concurrent or other irrevocable notice of redemption has been given by the Trustee fixing a date of redemption within 30 to 60 days of the giving of such notice and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit or redemption, as the case may be, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Company has paid all other sums payable under the Indenture by the Company; and

(3) the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture and the Collateral Documents for certain specified purposes, including curing ambiguities, omissions, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other amendments and waivers and modifications of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that without the consent of (a) each Holder affected thereby, no amendment, waiver or modification may:

(1) reduce the amount of Notes whose Holders must consent to an amendment;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

(4) make any Notes payable in money other than that stated in the Notes;

(5) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Holder’s Note or Notes on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(6) after the Company’s obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control, make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or make and consummate a Loss Proceeds Offer with respect to any Event of Loss that has occurred or, after such Change of Control has occurred, such Asset Sale has been consummated, or such Event of Loss has occurred, as the case may be, modify any of the provisions or definitions with respect thereto;

(7) modify or change any provision of the Indenture or the related definitions affecting the ranking of the Notes or any Guarantee in a manner that adversely affects the Holders; or

(8) release any Guarantee of a Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture; and

(b) the Holders of at least 75% in principal amount of the Notes then outstanding, no amendment may release from the Lien of the Indenture or the Notes and the Collateral Documents all or substantially all of the Collateral otherwise than in accordance with the terms of such documents.

Governing Law

The Indenture provides that it, the Notes and the Guarantees are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing. A Person shall not be deemed an “Affiliate” of the Company or any of its Restricted Subsidiaries solely as a result of such Person being a joint venture partner of the Company or any of its Subsidiaries.

“After-Acquired Property” means any and all assets or property acquired after the Issue Date, including any assets or property acquired by the Company or any Guarantor from a transfer from the Company or a Wholly Owned Subsidiary of the Company that is a Guarantor.

“Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction but excluding any Lien granted in accordance with the covenant described under “—Certain Covenants—Limitation on Liens”) to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of: (1) any Capital Stock of any Restricted Subsidiary of the Company; or (2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include: (a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $1.0 million; (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under “—Certain Covenants—Merger, Consolidation and Sale of Assets”; (c) any Restricted Payment permitted by the covenant described under “—Certain Covenants—Limitation on Restricted Payments” or that constitutes a Permitted Investment; (d) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof; (e) disposals or replacements of (i) obsolete or worn out equipment and (ii) fixtures on real property that are no longer used or useful in the business of the Company or its Restricted Subsidiaries; (f) the good faith surrender or waiver of contract rights or the settlement, release or surrender of claims of any kind; and (g) the sale or other disposal of property or assets pursuant to the exercise of remedies pursuant to a Credit Facility or the Collateral Documents.

“Board of Directors” means, as to any Person, the board of directors or board of managers (or similar governing body) of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Change of Control” means the occurrence of one or more of the following events:

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture), other than to Permitted Holders;

(2) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

(3) any Person or Group (other than one or more Permitted Holders or any entity formed for the purpose of owning Capital Stock of the Company) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

(4) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of either (i) the Permitted Holders or (ii) a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved pursuant to clause (i) above or this clause (ii).

“Collateral” means, collectively, all of the property and assets that are from time to time subject to the Lien of the Collateral Documents, including the Liens, if any, required to be granted pursuant to the Indenture.

“Collateral Account” means the collateral account established pursuant to the Indenture relating to the Notes.

“Collateral Documents” means, collectively, the Intercreditor Agreement and the security agreement applicable to the Collateral, each as in effect on the Issue Date, and as amended, amended and restated, modified, renewed or replaced from time to time.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Cash Flow” means, with respect to any Person, for any period, the sum (without duplication) of:

(1) Consolidated Net Income; and

(2) to the extent Consolidated Net Income has been reduced thereby,

(a) all income taxes of such Person and its Restricted Subsidiaries, paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business);

(b) Consolidated Interest Expense; and

(c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period,

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation (a) any amortization of debt discount and amortization or write-off of deferred financing costs (other than write-offs made in connection with the issuance of the Notes on the Issue Date); (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; and

(2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP;

provided that there shall be excluded therefrom any non-cash amortization or write-off of fees and expenses incurred in connection with the Transactions.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom without duplication:

(1) after-tax gains and losses from Asset Sales (without regard to the $1.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

(2) after-tax items classified as extraordinary or nonrecurring gains;

(3) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(4) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such Person;

(5) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); and

(7) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization, non-cash dividends or distributions on Qualified Capital Stock paid in Qualified

Capital Stock and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (i) the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries and (ii) the aggregate amount of all outstanding Disqualified Capital Stock of the Company and its Subsidiaries, with the amount of such Disqualified Capital Stock equal to the greater of its respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP.

“Convertible Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.01 per share, of the Company issued pursuant to the certificate of designations as in effect on the Issue Date.

“Credit Facility” means, collectively, one or more credit facilities entered into by the Company, any lenders party thereto from time to time in their capacities as lenders and agents thereunder, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including one or more credit agreements, loan agreements, indentures or similar agreements extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values and not for speculative purposes.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Determination Date,” with respect to an Interest Period, will be the second London Banking Day preceding the first day of such Interest Period.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the Notes; provided, however, that (A) the Convertible Preferred Stock shall not be deemed Disqualified Capital Stock and (B) any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a “change of control” or “asset sale” occurring prior to the final maturity of the Notes shall not constitute Disqualified Capital Stock if (1) the “change of control” or “asset sale” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the “Change of Control” or “Limitation on Asset Sale” covenant, as applicable, in the Indenture or the Convertible Preferred Stock and (2) any such requirement becomes operative only after compliance with such terms applicable to the Notes, including the prior completion of any offer to purchase Notes pursuant to a Change of Control Offer or a Net Proceeds Offer, as applicable.

“Equity Offering” means either (a) an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act or (b) the sale of Qualified Capital Stock of the Company to one or more accredited or institutional investors.

“Event of Loss” means, with respect to any Collateral, any (1) loss, destruction or damage of such Collateral, (2) condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such Collateral, or confiscation of such Collateral or the requisition of the use of such Collateral or (3) settlement in lieu of clause (2) above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“fair market value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary of the Company of which substantially all its assets are located, and substantially all its operations are conducted, outside the United States.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States; provided that all reports and other financial information provided by the Company to the Holders or the Trustee shall be prepared in accordance with GAAP as in effect on the date applicable to such financial information or otherwise on the date of such report or other financial information.

“Guarantor” means each of the Company’s Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

“Indebtedness” means with respect to any Person, without duplication:

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith);

(5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6) guarantees and other contingent obligations in respect of Indebtedness of other Persons of the type referred to in clauses (1) through (5) above and clause (8) below but, in the case of a guarantee, only to the extent so guaranteed;

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the Obligation so secured;

(8) all Obligations under Currency Agreements and Interest Swap Obligations of such Person; and

(9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the original issue price of such Indebtedness.

“Indebtedness to Cash Flow Ratio” means the ratio of (i) the Consolidated Total Indebtedness as of the date of calculation (the “Calculation Date”) to (ii) the Consolidated Cash Flow for the four full consecutive fiscal quarters immediately preceding such Calculation Date for which financial information is available (the “Measurement Period”). For purposes of calculating Consolidated Cash Flow for the Measurement Period ending immediately prior to the relevant Calculation Date:

(a) any Person that is a Restricted Subsidiary on the Calculation Date (or would become a Restricted Subsidiary on such Calculation Date in connection with the transaction that requires the determination of such Consolidated Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during such Measurement Period;

(b) any Person that is not a Restricted Subsidiary on such Calculation Date (or would cease to be a Restricted Subsidiary on such Calculation Date in connection with the transaction that requires the determination of such Consolidated Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period; and

(c) if since the beginning of the Measurement Period, the Company, any Restricted Subsidiary or any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of the Measurement Period shall have in any manner (x) acquired (including through an Asset Acquisition or the commencement of activities constituting such operating business) or (y) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business in each case during such Measurement Period or after the end of such period and on or prior to such Calculation Date, such calculation will be made on a pro forma basis in accordance with GAAP and giving effect to any increase or reduction of any associated Consolidated Cash Flow attributable thereto (including any pro forma adjustments (including cost-savings adjustments) calculated on a basis consistent with Regulation S-X under the Securities Act), as if, in the case of an Asset Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Measurement Period and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period.

“Independent Financial Advisor” means a firm that, in the judgment of the Board of Directors of the Company, is independent and qualified to perform the task for which it is to be engaged.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include March 31, 2005.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements and not entered into for speculative purposes.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. “Investment” shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

“Issue Date” means the date of the Indenture.

“Lenders” means the lenders from time to time under a Credit Facility.

“LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a six-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, deposit, arrangement, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation or other title retention agreement.

“London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Maximum Secured Debt Amount” means the maximum amount of Indebtedness that may be incurred by the Company or any of its Restricted Subsidiaries without causing the Secured Indebtedness to Cash Flow Ratio for the Company (based on the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred) to exceed 3.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such Indebtedness had been incurred at the beginning of such four-quarter period. For purposes of determining the amount of Indebtedness of the Company and its Restricted Subsidiaries as of any date of determination, the total committed amounts under all revolving Credit Facilities will be deemed to be outstanding as of such date of determination.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3) in the case of an Asset Sale of Collateral, repayment of Indebtedness that is secured by, or directly related to, the property or assets that are the subject of such Asset Sale, and, in the case of any other Asset Sale, repayment of Indebtedness that is required to be repaid in connection therewith; and

(4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Net Loss Proceeds” means, with respect to any Event of Loss, the proceeds in the form of cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries from such Event of Loss net of:

(1) reasonable out-of-pocket expenses and fees relating to such Event of Loss (including, without limitation, legal fees);

(2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3) repayment of Indebtedness that is secured by, or directly related to, the property or assets that are the subject of such Event of Loss.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means any business that is the same, similar, ancillary or reasonably related to the businesses in which the Company is engaged on the Issue Date.

“Permitted Holders” means at any time (i) one or more investment funds controlled by Thomas H. Lee Partners, L.P.; (ii) one or more investment funds controlled by Bain Capital, LLC and (iii) in the case of clause (i) and (ii) above, each of their respective Affiliates (not including, however, any portfolio companies of any of the foregoing).

“Permitted Indebtedness” means, without duplication, each of the following:

(1) Indebtedness under the Notes issued on the Issue Date (and any notes issued in exchange therefor) or any Guarantee thereof;

(2) Indebtedness incurred pursuant to a Credit Facility in an aggregate principal amount at any time outstanding not to exceed, together with any amounts outstanding under clause (9) below, $10.0 million, less any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) under such Credit Facility;

(3) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date (other than Indebtedness being repaid with the proceeds from the issuance of the Notes) reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

(4) Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on their outstanding Indebtedness to the extent the notional principal amount of such Interest Swap Obligation does not, at the time of the incurrence thereof, exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

(5) Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture, in each case subject to no Lien held by a Person other than the Company or a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture; provided that (a) any Indebtedness of a Guarantor to any Wholly Owned Restricted Subsidiary of the Company that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to such Guarantor’s obligations under the Indenture and its Guarantee and (b) if as of any date any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (5) by the Company of such Indebtedness;

(6) Indebtedness of the Company to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture, in each case subject to no Lien other than a Lien permitted under the Indenture; provided that (a) any Indebtedness of the Company to any Wholly Owned Restricted Subsidiary of the Company that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the Indenture and the Notes and (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the Company;

(7) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(8) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, letters of credit (whether cash-collaterized or not) functioning as or supporting any of the foregoing or any real estate leases and bank overdrafts in the ordinary course of business and consistent with past practice;

(9) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Obligations of the Company and its Restricted Subsidiaries incurred in the ordinary course of business; provided that the principal amount of any Indebtedness permitted under this clause (9) did not in each case at the time of incurrence exceed the fair market value, as determined by the Company in good faith, of the acquired or constructed asset or improvement so financed; provided, further, that the aggregate principal amount of Indebtedness under this clause (9) does not exceed, together with any amounts outstanding under clause (2) above, $10.0 million at any time outstanding;

(10) Refinancing Indebtedness;

(11) Indebtedness represented by guarantees by the Company or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred under the Indenture;

(12) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments, earn-outs or similar obligations in connection with the acquisition or disposition of property or assets; and

(13) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $7.5 million at any one time outstanding.

For purposes of determining compliance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness,” in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (13) above or is entitled to be incurred pursuant to the Indebtedness to Cash Flow Ratio provisions of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant; provided that all Indebtedness outstanding under a Credit Facility up to the maximum amount permitted to be incurred pursuant to clause (2) above shall be deemed to have been incurred pursuant thereto. Accrual of interest, accretion or amortization of original issue discount, the payment of interest or fees or expenses on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness.”

“Permitted Investments” means:

(1) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company;

(2) Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment and held by a Restricted Subsidiary that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the Notes and the Indenture;

(3) investments in cash and Cash Equivalents;

(4) loans and advances to employees, directors and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not to exceed $2.0 million at any one time outstanding;

(5) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ businesses and otherwise in compliance with the Indenture;

(6) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(7) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under “—Certain Covenants—Limitation on Asset Sales”;

(8) Investments represented by guarantees that are otherwise permitted under the Indenture;

(9) Investments the payment for which is Qualified Capital Stock of the Company; and

(10) additional Investments not to exceed $5.0 million at any one time outstanding.

“Permitted Liens” means the following types of Liens:

(1) Liens on the Collateral that are first priority Liens securing Indebtedness and other Obligations under a Credit Facility in an amount not to exceed Indebtedness and other Obligations incurred pursuant to clause (2) of the definition of “Permitted Indebtedness”;

(2) Liens on the Collateral that are second priority Liens securing additional Indebtedness of the Company and the Guarantors ranking pari passu with the Notes and the Guarantees (including any Additional Notes) incurred pursuant to the first paragraph of the covenant described under the caption “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness” in an amount not to exceed the Maximum Secured Debt Amount (which, for the avoidance of doubt, shall be calculated in the aggregate with all other outstanding Secured Indebtedness); provided, that, (i) such Indebtedness has a Weighted Average Life to Maturity and final maturity that is equal to or greater than that of the latest maturity of the Notes and (ii) such Liens permitted pursuant to this clause (2) are on an equal and ratable basis with the Liens securing the Notes;

(3) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or any of its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(4) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(5) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, real estate leases, merchant credit obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(6) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(7) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(8) (A) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease incurred pursuant to clause (9) of the definition of “Permitted Indebtedness”; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation or operating lease; and (B) Liens securing Purchase Money Obligations incurred in the ordinary course of business and other Indebtedness incurred pursuant to clause (9) of the definition of “Permitted Indebtedness”; provided, however, that (i) such Purchase Money Obligations shall not exceed the purchase price or other cost of or investment in the property subject thereto and shall not be secured by any property of the Company or any Restricted Subsidiary of the Company other than the property subject thereto and

(ii) the Lien securing such Purchase Money Obligations shall be created prior to or within 90 days after the later of the acquisition, completion of construction or improvement or commencement of full operation of such property;

(9) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(10) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(11) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and setoff;

(12) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

(13) Liens securing Acquired Indebtedness incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness”; provided that:

(a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

(b) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(14) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

(15) banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(16) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(17) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(18) Liens existing on the Issue Date (other than the Notes and the Guarantees) to the extent and in the manner such Liens are in effect on the Issue Date;

(19) Liens securing obligations with respect to operating leases and guarantees thereof; provided that such Liens do not extend to or cover any property of the Company or any of its Restricted Subsidiaries other than the property subject to such leases, any property or rights (including rights under subleases) relating to such leased property and the equity interests of the lessee in any such lease;

(20) Liens securing the Notes and the Guarantees issued on the Issue Date;

(21) Liens securing Refinancing Indebtedness incurred to Refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders of the Notes than the terms of the Liens securing such Refinanced Indebtedness, provided that the Indebtedness secured is not increased and the Lien is not extended to any additional assets or property that would not have been security for the Indebtedness Refinanced;

(22) deposits made in the ordinary course of business to secure liability to insurance carriers;

(23) rights of a licensor of intellectual property; and

(24) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Purchase Money Obligations” means any Indebtedness secured by a Lien on assets related to the business of the Company or any Guarantor and any additions and accessions thereto which are purchased or constructed by the Company or any Guarantor at any time after the Notes are issued; provided that

(1) the security agreement or conditional sale or other title retention contract pursuant to which the Lien on such assets is created (collectively a “Purchase Money Security Agreement”) shall be entered into within 90 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom,

(2) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness, and

(3) (A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 100% of the purchase price to the Company or any Guarantor of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the “Limitation on Incurrence of Additional Indebtedness” covenant (other than pursuant to clause (2), (4), (5), (6), (7), (8), (9), (11) or (12) of the definition of “Permitted Indebtedness”), in each case that does not:

(1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus accrued interest thereon and plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of fees, expenses and other amounts payable by the Company in connection with such Refinancing); or

(2) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

provided that (x) if such Indebtedness being Refinanced is Indebtedness of the Company (and is not otherwise guaranteed by a Restricted Subsidiary of the Company), then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“S&P” means Standard and Poor’s Ratings Corporation, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

“Secured Indebtedness” means, with respect to any specified Person, any Indebtedness of such Person that is secured by a Lien on the assets of such Person, plus any Indebtedness of any other Person to the extent that such Indebtedness is secured by a Lien on the assets of the specified Person.

“Secured Indebtedness to Cash Flow Ratio” means the ratio of (i) the Consolidated Total Indebtedness as of the date of calculation (the “Secured Indebtedness Determination Date”) that is secured by a Lien on any assets of such Person or its Restricted Subsidiaries to (ii) the Consolidated Cash Flow for the four full consecutive fiscal quarters immediately preceding such Secured Indebtedness Determination Date for which financial information is available (the “Secured Indebtedness Measurement Period”). For purposes of determining the amount of Indebtedness of the Company and its Restricted Subsidiaries as of any date of determination, the total committed amounts under all revolving Credit Facilities will be deemed to be outstanding as of such Secured Indebtedness Determination Date. In addition, for purposes of calculating Consolidated Cash Flow for the Secured Indebtedness Measurement Period ending immediately prior to the relevant Secured Indebtedness Determination Date:

(a) any Person that is a Restricted Subsidiary on the Secured Indebtedness Determination Date (or would become a Restricted Subsidiary on such Secured Indebtedness Determination Date in connection with the transaction that requires the determination of such Consolidated Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during such Secured Indebtedness Measurement Period;

(b) any Person that is not a Restricted Subsidiary on such Secured Indebtedness Determination Date (or would cease to be a Restricted Subsidiary on such Secured Indebtedness Determination Date in connection with the transaction that requires the determination of such Consolidated Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during such Secured Indebtedness Measurement Period; and

(c) if since the beginning of the Secured Indebtedness Measurement Period, the Company, any Restricted Subsidiary or any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of the Secured Indebtedness Measurement Period shall have in any manner (x) acquired (including through an Asset Acquisition or the commencement of activities constituting such operating business) or (y) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business in each case during such Secured Indebtedness Measurement Period or after the end of such period and on or prior to such Secured Indebtedness Determination Date, such calculation will be made on a pro forma basis in accordance with GAAP and giving effect to any increase or reduction of any associated Consolidated Cash Flow attributable thereto (including any pro forma adjustments (including cost-savings adjustments) calculated on a basis consistent with Regulation S-X under the Securities Act), as if, in the case of an Asset Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Secured Indebtedness Measurement Period and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Secured Indebtedness Measurement Period.

“Significant Subsidiary,” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

“Subordinated Indebtedness” means Indebtedness of the Company or any Guarantor that is subordinated or junior in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

“Subsidiary,” with respect to any Person, means:

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or one or more Subsidiaries of such Person (or a combination thereof); or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person or one or more Subsidiaries of such Person (or a combination thereof).

“Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

“Transactions” means the offering of the original notes and the use of proceeds therefrom as described in the offering memorandum dated September 23, 2004 relating to the offering of the original notes.

“Trust Monies” means, subject to the Intercreditor Agreement, all cash and Cash Equivalents received by the Trustee:

(1) upon the release of Collateral from the Lien of the Indenture or the Collateral Documents;

(2) as Net Loss Proceeds;

(3) pursuant to the Collateral Documents;

(4) as proceeds of any sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the Indenture or any of the Collateral Documents or otherwise; or

(5) for application as provided in the relevant provisions of the Indenture or any Collateral Document for which disposition is not otherwise specifically provided for in the Indenture or in any Collateral Document;

provided, however, that Trust Monies shall in no event include any property deposited with the Trustee for any redemption, legal defeasance or covenant defeasance of Notes, for the satisfaction and discharge of the Indenture or to pay the purchase price of Notes pursuant to a Change of Control Offer or Asset Sale Offer.

“Unrestricted Subsidiary” of any Person means:

(1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(1) the Company certifies to the Trustee that such designation complies with the covenant described under “—Certain Covenants—Limitation on Restricted Payments”; and

(2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” the portion of the fair market value of the net assets of such Subsidiary of the Company at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Company, or, if less, the amount of the value of the Investment in such Subsidiary when made, shall be deemed to be an Investment. Such designation will be permitted only if such Investment would be permitted at such time under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness”; and

(2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding capital stock (other than in the case of a foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) is owned by such Person or any Wholly Owned Subsidiary of such Person.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account for original notes pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. To the extent permitted by applicable policies and regulations of the SEC, this prospectus, as it may be amended or supplemented from time to time, may be used by any person or entity that is subject to the prospectus delivery requirements of the Securities Act, including broker-dealers, in connection with resales of exchange notes received in exchange for original notes. We have agreed that, for a period of 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales. Any broker-dealers required to use this prospectus and any amendments or supplements to this prospectus for resales of the exchange notes must notify us of this fact by checking the box on the letter of transmittal requesting additional copies of these documents.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through broker or dealers who receive compensation in the form of commissions or concessions from a broker-dealer and/or the purchasers of exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and will indemnify holders of the exchange notes, including broker-dealers, against certain liabilities, including liabilities under the Securities Act.

UNITED STATES FEDERAL TAX CONSIDERATIONS

The following summary describes the material United States federal income tax consequences and, in the case of a holder that is a non-U.S. holder (as defined below), the United States federal estate tax consequences, of purchasing, owning and disposing of the notes. This summary applies to you only if you are the initial holder of the notes and you acquire the notes for a price equal to the issue price of the notes. The issue price of the notes is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

This summary deals only with notes held as capital assets (generally, investment property) and does not deal with special tax situations such as:

•	dealers in securities or currencies;

•	traders in securities;

•	United States holders (as defined below) whose functional currency is not the United States dollar;

•	persons holding notes as part of a hedge, straddle, conversion or other integrated transaction;

•	certain United States expatriates;

•	financial institutions;

•	insurance companies;

•	partnerships and other pass-through entities;

•	controlled foreign corporations, foreign personal holding companies and passive foreign investment companies and shareholders of such foreign corporations;

•	entities that are tax-exempt for United States federal income tax purposes; and

•	persons that acquire the notes for a price other than their issue price.

This summary does not discuss all of the aspects of United States federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any United States state or local income or foreign income or other tax consequences. This summary is based on United States federal income and estate tax law, including the provisions of the Internal Revenue Code, Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this prospectus. Subsequent developments in United States federal income and estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income and estate tax consequences of purchasing, owning and disposing of notes as set forth in this summary. Before you purchase notes, you should consult your own tax advisor regarding the particular United States federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the notes that may be applicable to you.

United States Holders

The following summary applies to you only if you are a United States holder (as defined below).

Definition of a United States Holder

A “United States holder” is a beneficial owner of a note or notes who or which is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States, including any State;

•	an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

•	a trust, if, (1) a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons (within the meaning of the Internal Revenue Code) has the authority to control all of the trust’s substantial decisions or, (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If a partnership (or other entity classified as a partnership for United States federal income tax purposes) is the beneficial owner of the notes, the United States federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding notes or a partner in such a partnership, you should consult your own tax advisor regarding the United States federal income tax consequences of purchasing, owning and disposing of the notes.

Payments of Interest

Interest on your notes will be taxed as ordinary interest income. In addition:

•	if you use the cash method of accounting for United States federal income tax purposes, you will have to include the interest on your notes in your gross income at the time you receive the interest; and

•	if you use the accrual method of accounting for United States federal income tax purposes, you will have to include the interest on your notes in your gross income at the time the interest accrues.

Sale or Other Disposition of Notes

In the exchange offer contemplated by us (as described in “—Exchange Offer; Registration Rights”), an exchange of the notes for exchange notes will not be a taxable event for United States federal income tax purposes and a United States holder will have the same tax basis and holding period in the exchange notes as the notes.

Your tax basis in your notes generally will be their cost. You generally will recognize taxable gain or loss when you sell or otherwise dispose of your notes equal to the difference, if any, between:

•	the amount realized on the sale or other disposition (less any amount attributable to accrued interest, which will be taxable in the manner described under “—Payments of Interest”); and

•	your tax basis in the notes.

Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the sale or other disposition you have held the notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate United States holder, your long-term capital gain generally will be subject to a maximum tax rate of 15%, which maximum tax rate will increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2009.

Backup Withholding

In general, “backup withholding” at a rate of 28% (which rate will increase to 31% for taxable years beginning on or after January 1, 2011) may apply:

•	to any payments made to you of principal of and interest on your note, and

•	to payment of the proceeds of a sale or other disposition of your note before maturity,

if you are a non-corporate United States holder and fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.

The backup withholding tax is not an additional tax and may be credited against your United States federal income tax liability, provided that correct information is provided to the Internal Revenue Service.

Non-U.S. Holders

The following summary applies to you if you are a beneficial owner of a note who or which is not a United States holder (as defined above) or a partnership (a “non-U.S. holder”). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by among other ways being present in the United States:

•	on at least 31 days in the calendar year, and

•	for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.

Resident aliens are subject to United States federal income tax as if they were United States citizens.

United States Federal Withholding Tax

Under current United States federal income tax laws, and subject to the discussion below, United States federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of principal of and interest on your notes under the “portfolio interest” exception of the Internal Revenue Code, provided that in the case of interest:

•	you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

•	you are not (i) a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code), or (ii) a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code;

•	such interest is not effectively connected with your conduct of a United States trade or business; and

•	you provide a signed written statement, on an Internal Revenue Service Form W-8BEN (or other applicable form) which can reliably be related to you, certifying under penalties of perjury that you are not a United States person within the meaning of the Internal Revenue Code and providing your name and address to:

(A) us or our paying agent; or

(B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.

If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments of interest made to you will be subject to 30% United States federal withholding tax unless you provide us or our paying agent with a properly executed (1) Internal Revenue Service Form W-8ECI (or other applicable form) stating that interest paid on your notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States, or (2) Internal Revenue Service Form W-8BEN (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty.

United States Federal Income Tax

Except for the possible application of United States federal withholding tax (see “—United States Federal Withholding Tax” above) and backup withholding tax (see “—Backup Withholding and Information Reporting” below), you generally will not have to pay United States federal income tax on payments of principal of and interest on your notes, or on any gain or accrued interest realized from the sale, redemption, retirement at maturity or other disposition of your notes unless:

•	in the case of interest payments or disposition proceeds representing accrued interest, you cannot satisfy the requirements of the “portfolio interest” exception described above;

•	in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes, and specific other conditions are met; or

•	the interest or gain is effectively connected with your conduct of a United States trade or business and, if an income tax treaty applies, is generally attributable to a United States “permanent establishment” maintained by you.

If you are engaged in a trade or business in the United States and interest or gain in respect of your notes is effectively connected with the conduct of your trade or business and, if an income tax treaty applies, you maintain a United States “permanent establishment” to which the interest or gain is generally attributable, you may be subject to United States income tax on a net basis on the interest or gain (although interest is exempt from the withholding tax discussed in the preceding paragraphs provided that you provide a properly executed Internal Revenue Service W-8ECI (or other applicable form) on or before any payment date to claim the exemption).

In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a United States income tax treaty with your country of residence. For this purpose, you must include interest or gain on your notes in the earnings and profits subject to the branch tax if these amounts are effectively connected with the conduct of your United States trade or business.

United States Federal Estate Tax

If you are an individual and are not a United States citizen or a resident of the United States (as specially defined for United States federal estate tax purposes) at the time of your death, your notes will generally not be subject to the United States federal estate tax, unless, at the time of your death:

•	you directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder; or

•	your interest on the notes is effectively connected with your conduct of a United States trade or business.

Backup Withholding and Information Reporting

Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are a non-U.S. holder as described in “—United States Federal Withholding Tax” above, and provided that neither we nor our paying agent has actual knowledge that you are a United States holder (as described in “—United States Holders” above). We or our paying agent may, however, report payments of interest on the notes.

The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding tax at a rate of 28% (which rate will increase to 31% for taxable years beginning on or after January 1, 2011). If you sell your notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes through a non-U.S. office of a broker that:

•	is a United States person (as defined in the Internal Revenue Code);

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes; or

•	is a foreign partnership, if at any time during its tax year:

•	one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

•	the foreign partnership is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

LEGAL MATTERS

The legality of the notes being offered hereby will be passed upon for US LEC by Moore & Van Allen PLLC, Charlotte, North Carolina.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated into this prospectus by reference from US LEC Corp.’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US LEC

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at l-800-SEC-0330. Copies may be obtained from the SEC by paying the required fees. The SEC maintains an internet web site that contains reports, proxy and information statements and other information regarding us and other registrants that file electronically with the SEC. The SEC’s web site is http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to documents we have previously filed with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC (File No. 0-24061) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we decide to terminate this exchange offer:

(1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

(2) Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004;

(3) Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004;

(4) Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004;

(5) Our Current Report on Form 8-K filed on June 9, 2004;

(6) Our Current Report on Form 8-K filed on September 13, 2004;

(7) Our Current Report on Form 8-K filed on September 28, 2004;

(8) Our Current Report on Form 8-K filed on September 29, 2004; and

(9) Our Current Report on Form 8-K filed on October 6, 2004.

The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC that modifies or amends information contained in or incorporated by reference into this prospectus will automatically update and supersede this information. Any such statement so modified or superseded shall not be deemed, except as modified or amended, to constitute a part of this prospectus.

Offer to Exchange

Registered Second Priority Senior Secured Floating Rate Notes due 2009

For Any and All Outstanding

Unregistered Second Priority Senior Secured Floating Rate Notes due 2009

PROSPECTUS

All certificates for notes being tendered, executed Letters of Transmittal and any other required documents should be sent to the Exchange Agent at the address below.

All questions and requests for assistance and requests for additional copies of the prospectus, the Letter of Transmittal and any other required documents should be directed to the Exchange Agent.

The Exchange Agent for the Exchange Offer is:

U.S. Bank National Association

60 Livingston Avenue

St. Paul, MN 55107

Attention: Specialized Finance

(800) 934-6802 (telephone)

(651) 495-8158 (facsimile)

You should confirm deliveries sent by facsimile.

(Originals of all documents submitted by facsimile should be sent promptly by registered or certified mail or by hand delivery or overnight courier)

November 24, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of directors and officers.

Article VIII of the Company’s Certificate of Incorporation (the “Certificate”) provides that the Company shall indemnify all directors and officers to the full extent permitted by the General Corporation Law of the State of Delaware (the “Delaware Law”), or any other applicable laws as now or hereafter in effect. In addition, the Certificate authorizes the Company to enter into one or more agreements with any person which provide for indemnification greater or different than that provided in its Certificate.

Section 145 of the Delaware Law permits a corporation to indemnify its directors and officers against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding, whether criminal or civil, brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful.

In addition, Section 102 of the Delaware Law provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of directors for monetary damages for breach of fiduciary duty, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith that involve intentional misconduct or a knowing violation of the law; (iii) for conduct leading to unlawful distributions by the corporation; or (iv) for any transaction from which the director derived an improper personal benefit. The Certificate includes such a provision. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholder’s derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief (such as an injunction or rescission) in the event of a breach of a director’s duty of care.

The Company is also subject to the provisions of Section 203 of the Delaware Law. In general, this provision prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans), or (iii) on or after the date the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote (and not by written consent) of at least two-thirds of the outstanding voting stock excluding that stock owned by the interested stockholder. For the purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, as well as any transaction that has the effect of increasing the interested stockholder’s proportionate share ownership in the corporation. An “interested stockholder” is a person who (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) together with affiliates and associates owns (or, as an affiliate or associate, within three years prior, did own) 15% or more of the corporation’s outstanding voting stock.

Section 203, however, expressly exempts from the requirements described above any business combination by a corporation with an interested stockholder who became an interested stockholder at a time when the section did not apply to the corporation. It further provides that its provisions shall not apply if the corporation does not have a class of voting stock that (i) is listed on a national securities exchange, (ii) authorized for quotation on the Nasdaq National Market or (iii) held of record by more than 2,000 stockholders (unless any of the foregoing results from a transaction in which a person becomes an interested stockholder). Richard T. Aab and Tansukh V. Ganatra, the Company’s co-founders and their affiliates, became interested stockholders when such exemption from the provisions of Section 203 applied to the Company. Accordingly, future transactions between the Company and such persons and their affiliates will not be subject to the requirements of Section 203.

The Company has entered into registration rights agreements in certain transactions involving sales of their securities, including the original notes, which provide indemnification for the Company’s directors, officers and controlling persons (as defined in the Securities Act) by the holders of those securities for any loss, claim, damage or liability that the director, officer or controlling person incurs for material misstatements or omissions in a registration statement, prospectus or amendment or supplement thereto caused by information provided to the Company by a holder of the securities being registered.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit No.	Description

4.1	Specimen Certificate representing Class A Common Stock (incorporated by reference to Exhibit 4 to the Registration Statement on Form S-1 (Reg. No. 333-46341)).

4.2	Form of Common Stock Warrant (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed January 17, 2003).

4.3	Form of Second Priority Senior Secured Floating Rate Note due 2009, Series A (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on October 6, 2004).

4.4	Form of Second Priority Senior Secured Floating Rate Note due 2009, Series B.*

4.5	Indenture, dated September 30, 2004, by and among US LEC Corp., as issuer (the “Issuer”), the subsidiaries of the Issuer named therein, as guarantors (the “Guarantors”), and U.S. Bank National Association, as trustee (the “Trustee”), relating to the Second Priority Senior Secured Floating Rate Note due 2009 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on October 6, 2004).

4.6	Registration Rights Agreement, dated September 30, 2004, by and among the Issuer, the Guarantors named therein and Deutsche Bank Securities Inc. and Libertas Partners, LLC (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed on October 6, 2004).

4.7	Security Agreement, dated September 30, 2004, by and among the Issuer, the Guarantors and the Trustee (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed on October 6, 2004).

4.8	Trademark Security Agreement, dated September 30, 2004, by and among the Issuer, the Guarantors and the Trustee (incorporated by reference to Exhibit 4.5 to the Current Report on Form 8-K filed on October 6, 2004).

5.1	Opinion of Moore & Van Allen PLLC regarding the validity of the securities being registered.

10.1	Purchase Agreement, dated September 23, 2004, between the Issuer, the Guarantors named therein and Deutsche Bank Securities Inc. and Libertas Partners, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on October 6, 2004).

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Moore & Van Allen PLLC (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).*

25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Bank National Association.*

99.1	Form of Letter of Transmittal.*

99.2	Form of Notice of Guaranteed Delivery.*

*	Previously filed.

Item 22.	Undertakings.

Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of such Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, each of the Registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Each of the undersigned Registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Each of the undersigned Registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on November 22, 2004.

US LEC CORP.

By:	/s/ MICHAEL K. ROBINSON
Michael K. Robinson ExecutiveVice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

* Aaron D. Cowell, Jr.	President, Chief Executive Officer and Director (principal executive officer)	November 22, 2004

/s/ MICHAEL K. ROBINSON Michael K. Robinson	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	November 22, 2004

* Richard T. Aab	Chairman of the Board, Director	November 22, 2004

* Tansukh V. Ganatra	Director	November 22, 2004

* David M. Flaum	Director	November 22, 2004

* Michael C. Mac Donald	Director	November 22, 2004

* Steven L. Schoonover	Director	November 22, 2004

* Anthony J. DiNovi	Director	November 22, 2004

* Michael A. Krupka	Director	November 22, 2004

Michael K. Robinson, by signing his name below, signs this document on behalf of each of the above-named persons specified with an asterisk (*), pursuant to a power of attorney duly executed by such persons, filed with the Securities and Exchange Commission in the Registrant’s Registration Statement on Form S-4 on November 4, 2004.

By:	/s/ MICHAEL K. ROBINSON
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrants have duly caused this Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on November 22, 2004.

US LEC OF NORTH CAROLINA INC.

US LEC OF GEORGIA INC.

US LEC OF TENNESSEE INC.

US LEC OF FLORIDA INC.

US LEC OF SOUTH CAROLINA INC.

US LEC OF ALABAMA INC.

US LEC OF MARYLAND INC.

US LEC OF PENNSYLVANIA INC.

US LEC COMMUNICATIONS INC.

US LEC ACQUISITION CO.

By:	/s/ MICHAEL K. ROBINSON
Michael K. Robinson Executive Vice President – Finance and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registrants’ Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

* Aaron D. Cowell, Jr.	President, Chief Executive Officer and Director (principal executive officer)	November 22, 2004

/s/ MICHAEL K. ROBINSON Michael K. Robinson	Executive Vice President – Finance and Chief Financial Officer (principal accounting and financial officer)	November 22, 2004

* Richard T. Aab	Director	November 22, 2004

Michael K. Robinson, by signing his name below, signs this document on behalf of each of the above-named persons specified with an asterisk (*), pursuant to a power of attorney duly executed by such persons, filed with the Securities and Exchange Commission in the Registrants’ Registration Statement on Form S-4 on November 4, 2004.

By:	/s/ MICHAEL K. ROBINSON
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on November 22, 2004.

US LEC OF VIRGINIA L.L.C.

By:	/s/ MICHAEL K. ROBINSON
Michael K. Robinson
Executive Vice President – Finance and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

* Aaron D. Cowell, Jr.	President, Chief Executive Officer and Manager (principal executive officer)	November 22, 2004

/s/ MICHAEL K. ROBINSON Michael K. Robinson	Executive Vice President – Finance and Chief Financial Officer (principal accounting and financial officer)	November 22, 2004

* Richard T. Aab	Manager	November 22, 2004

Michael K. Robinson, by signing his name below, signs this document on behalf of each of the above-named persons specified with an asterisk (*), pursuant to a power of attorney duly executed by such persons, filed with the Securities and Exchange Commission in the Registrant’s Registration Statement on Form S-4 on November 4, 2004.

By:	/s/ MICHAEL K. ROBINSON
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

4.1	Specimen Certificate representing Class A Common Stock (incorporated by reference to Exhibit 4 to the Registration Statement on Form S-1 (Reg. No. 333-46341)).

4.2	Form of Common Stock Warrant (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed January 17, 2003).

4.3	Form of Second Priority Senior Secured Floating Rate Note due 2009, Series A (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on October 6, 2004).

4.4	Form of Second Priority Senior Secured Floating Rate Note due 2009, Series B.*

4.5	Indenture, dated September 30, 2004, by and among US LEC Corp., as issuer (the “Issuer”), the subsidiaries of the Issuer named therein, as guarantors (the “Guarantors”), and U.S. Bank National Association, as trustee (the “Trustee”), relating to the Second Priority Senior Secured Floating Rate Note due 2009 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on October 6, 2004).

4.6	Registration Rights Agreement, dated September 30, 2004, by and among the Issuer, the Guarantors named therein and Deutsche Bank Securities Inc. and Libertas Partners, LLC (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed on October 6, 2004).

4.7	Security Agreement, dated September 30, 2004, by and among the Issuer, the Guarantors and the Trustee (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed on October 6, 2004).

4.8	Trademark Security Agreement, dated September 30, 2004, by and among the Issuer, the Guarantors and the Trustee (incorporated by reference to Exhibit 4.5 to the Current Report on Form 8-K filed on October 6, 2004).

5.1	Opinion of Moore & Van Allen PLLC regarding the validity of the securities being registered.

10.1	Purchase Agreement, dated September 23, 2004, between the Issuer, the Guarantors named therein and Deutsche Bank Securities Inc. and Libertas Partners, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on October 6, 2004).

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Moore & Van Allen PLLC (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).*

25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Bank National Association.*

99.1	Form of Letter of Transmittal.*

99.2	Form of Notice of Guaranteed Delivery.*

*	Previously filed.